UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:
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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 9, 2011

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of the Shareholders of Crane Co., at 10:00 a.m. Eastern Daylight Time on Monday, April 18, 2011 in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2010 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS
Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2011.

THIS PROXY STATEMENT AND THE 2010 ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT
WWW.CRANECO.COM/AR

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 18, 2011

March 9, 2011

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF THE SHAREHOLDERS OF CRANE CO. will be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut on Monday, April 18, 2011 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Shareholders in 2014;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2011;

3.	To consider and vote on a proposal to approve the Annual Incentive Plan;

4.	To approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;

5.	To recommend, by a non-binding advisory vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to certain executive officers; and

6.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 18, 2011

GENERAL MEETING MATTERS

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut, on Monday, April 18, 2011, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting.

This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 9, 2011.

Shares represented by the enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy. If no directions are indicated on a properly executed and returned proxy, the shares represented by the proxy will be voted for each nominee named in this Proxy Statement for election as a director, for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2011, for the proposal to approve the Annual Incentive Plan, for the non-binding advisory vote regarding executive compensation and in favor of annual votes by shareholders on executive compensation. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The enclosed proxy card includes specific instructions to be followed by any shareholder of record wishing to vote by telephone or on the internet.

Outstanding Shares and Required Votes.  As of the close of business on February 28, 2011, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 58,513,759 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting.

Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting, except for the advisory vote on the frequency of future advisory votes on executive compensation. This is a choice among three alternatives, and the provisions of our by-laws concerning shareholder approval are not applicable to this matter. The alternative which receives the largest number of votes, even if not a majority, will be considered the preference of our shareholders.

Shareholders may abstain from voting on any or all proposals expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. Abstentions will also have no effect on the non-binding advisory vote on the frequency of future advisory votes on executive compensation, as whichever alternative receives the largest number of votes (even if not a majority of votes cast) will be considered the preference of our shareholders. On all other matters, abstaining from voting will have the same effect as a negative vote.

Under the rules of the NYSE, brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (“broker non-votes”). Member firms of the NYSE may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not in the election of directors or the other questions to be considered at the meeting. Broker non-votes do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the meeting.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members divided into three classes.

E. Thayer Bigelow, Philip R. Lochner, Jr. and Ronald F. McKenna have been nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2014 and until their successors are elected and qualified. Charles J. Queenan, Jr., who has been a director of the Company since 1986, has chosen not to stand for reelection, with the size of the Board therefore being reduced to ten members effective at the Annual Meeting.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the company’s business and affairs. The Board has charged the Nominating and Governance Committee with the responsibility for evaluating the mix of skills and experience of the Company’s directors and potential director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills, and other personal qualities and attributes that enable the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the three nominees (all of whom are current members of the Board) be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s age, position with Crane Co. if any, period of service as a Crane Co. director, business experience and directorships in other public companies during at least the past five years, and the areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the person should serve as a director of Crane Co. Holdings of Crane Co. stock as of February 28, 2011, are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days. No director except Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. For more information on shareholdings of directors and officers, please see Beneficial Ownership of Common Stock by Directors and Management, page 15.

Common Shares
Beneficially
Owned

Nominees to be Elected for Terms to Expire in 2014

E. THAYER BIGELOW	51,041
Age 69; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since October 1998. Other directorships: Huttig Building Products, Inc. since 1999; Lord Abbett & Co. Mutual Funds since 1994 (lead independent director of Lord Abbett Family of 42 mutual funds); Expo TV, Inc. since 2010; Adelphia Communications, Inc. from 2003 to 2007; R. H. Donnelly, Inc. from April 2009 to January 2010. Relevant skills and experience: operational and financial expertise gained by extensive experience as chief executive and financial officer of and advisor to media and entertainment companies.

Common Shares
Beneficially
Owned

PHILIP R. LOCHNER, JR.	15,318
Age 68; Director since December 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A Commissioner of the Securities and Exchange Commission from 1990 to 1991. Other directorships: Adelphia Communications from 2005 (post-Chapter 11 filing) to 2008; Apria Healthcare from 1998 to 2008; Gtech Holdings from 2001 to 2006; Monster Worldwide from 2006 to 2008; Solutia Inc. from 2002 to 2008; Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services since 2009. Relevant skills and experience: legal and administrative expertise gained as senior executive of public company (including certain responsibility for internal audit, shareholder relations, legal, public affairs, compensation and benefits, governance, real estate and other administrative matters); expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; expertise in management and governance matters gained as a director of public companies.

RONALD F. MCKENNA	23,730
Age 70; Director since January 2006. Retired December 2005 as Chairman, and December 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries). President and Chief Executive Officer of Hamilton Sundstrand Corporation from 1999 through December 2004. Other directorships: Advanced Power Technology, Inc. from 2005 to 2006; Environmental Systems Products Holdings, Inc. from 2006 to 2007. Relevant skills and experience: operational, sales and manufacturing expertise gained as senior executive officer of high-technology manufacturing enterprise with particular focus in aerospace industry.

Directors Whose Terms Expire in 2013

KAREN E. DYKSTRA	22,295
Age 52; Director since 2004. Former Partner, Plainfield Asset Management LLC, Stamford, CT (a registered investment advisor) from January 2007 to December 2010; Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Stamford, CT (a direct lending and investment business of Plainfield Asset Management LLC) from 2006 to 2010. Vice President—Finance and Chief Financial Officer of Automatic Data Processing, Inc. (“ADP”), Roseland, NJ (provider of computerized transaction processing, data communications and information services) from February 2003 to May 2006. Vice President—Finance of ADP from July 2001 to January 2003. Corporate Controller of ADP from October 1998 to July 2001. Other directorships: Gartner, Inc. since 2007; Plainfield Direct LLC from 2007 to 2010; AOL Inc. since 2009. Relevant skills and experience: financial expertise gained as controller and chief financial officer of public company and chief operating officer and chief financial officer of private investment vehicle.

RICHARD S. FORTÉ	26,057
Age 66; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc. since 1999. Relevant skills and experience: operational, sales and manufacturing expertise gained as chairman and chief executive officer of importing/manufacturing enterprises.

Common Shares
Beneficially
Owned

JAMES L. L. TULLIS	26,787
Age 63; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Viacell, Inc. from 2005 to 2007; Lord Abbett & Co. Mutual Funds (42 funds) since 2006. Relevant skills and experience: financial and organizational expertise gained as chief executive officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

Directors Whose Terms Expire in 2012

DONALD G. COOK	17,372
Age 64; Director since August 2005. General, United States Air Force (Retired). Commander, Air Education and Training Command, Randolph Air Force Base, San Antonio, TX from December 2001 to August 2005. Vice Commander, Air Combat Command, Langley Air Force Base, Hampton, VA from June 2000 to December 2001. Vice Commander, Air Force Space Command, Peterson Air Force Base, Colorado Springs, CO from July 1999 to June 2000. Other directorships: Burlington Northern Santa Fe Corporation from 2005 to February 2010; Hawker Beechcraft Inc. since 2007; USAA Federal Savings Bank since 2007; Precision Turbine Aviation, LLC from 2005 to 2006. Relevant skills and experience: experience with organizational and intellectual capital matters gained throughout an extensive career with the United States Air Force.

R. S. EVANS	513,143
Age 66; Director since 1979. Chairman of the Board of Crane Co. since April 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001. Other directorships: HBD Industries, Inc. since 1989; Huttig Building Products, Inc. since 1972. Relevant skills and experience: unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors.

ERIC C. FAST	1,060,948
Age 61; Director since 1999. President and Chief Executive Officer of Crane Co. since April 2001. President and Chief Operating Officer of Crane Co. from September 1999 to April 2001. Other directorships: Automatic Data Processing Inc. since 2007; Convergys Corporation from 2000 to 2007; Regions Financial Corp. since May 2010. Relevant skills and experience: financial and transactional experience over a 15-year career in investment banking; understanding of business operations, strategy and intellectual capital gained from management of the Company as President and Chief Executive Officer.

DORSEY R. GARDNER	58,745
Age 68; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management) since 1980. Other directorships: Huttig Building Products, Inc. from 2006 to 2007; Kelso Management Company, Inc. from 1980 to 2010; Otologics, LLC since 2005; The Thomas Group, Inc. since 2007. Relevant skills and experience: financial and industry expertise gained as senior executive of investment management enterprises.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/governance.

Board Leadership Structure.  Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. Since 2001, these leadership roles have been filled separately by our current non-executive Chairman of the Board and our current President and Chief Executive Officer. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which has now been incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	provide leadership to the Board and ensure that each director is making an appropriate contribution;

•	guide the Board’s discharge of its duties including monitoring risk management and compliance activities, reviewing corporate strategy and evaluating senior management performance and succession planning;

•	chair meetings of the Board of Directors and the Annual Meeting of Shareholders;

•	organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and

•	conduct a performance evaluation of the Board.

The Board believes this leadership structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.  The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with the responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Vice President, Internal Audit, has a direct reporting relationship to the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of her reports on the Committee’s meetings and activities. In addition, the Board schedules an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.  Crane Co. has established a Conflict of Interest Policy, CP-103, to which all directors, officers and salaried employees are subject. Those subject to the policy are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable SEC rules.

Attendance.  The Board of Directors met ten times during 2010. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2010 Annual Meeting with the exception of Mr. Evans, who was prevented from attending due to the disruption of air traffic to and from Europe caused by a volcanic eruption in Iceland.

Executive Sessions of Non-Management Directors.  Seven of the meetings of the Board during 2010 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.  The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the director’s annual retainer. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Shareholder Communications with Directors.  The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.  No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.

•	The director is or was within the past three years an executive officer or an employee, or the director’s immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of the other organization’s consolidated gross revenues.

•	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, including our chief executive officer, chief financial officer and controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers from, the Code of Ethics by posting such information at that website address.

Independence of Directors.  The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director, other than Mr. Fast and Mr. Evans, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s current directors, other than Mr. Fast and Mr. Evans, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Fast is President and Chief Executive Officer of Crane Co. Mr. Evans serves as non-executive Chairman of the Board pursuant to an agreement under which he receives cash compensation of $225,000 per year, maintains an office and secretarial support at Crane Co.’s principal executive office and is permitted to use the corporate aircraft for personal travel, for which he reimburses the Company its incremental operating costs. He was an employee of the Company until December 31, 2010. See “Compensation of Directors’’ below.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above, noted among other things the matters described under the caption “Other Transactions and Relationships” on page 41, and determined that the amount and nature of such transactions were not likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of the charters of all three committees are available on our website at www.craneco.com/governance. The Board of Directors has also established an

Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The memberships of these committees during 2010 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• K. E. Dykstra (Chair)
• R. S. Evans (Chair)	• R. S. Forté
• E. C. Fast	• D. R. Gardner
• C. J. Queenan, Jr.	• P. R. Lochner, Jr.

Nominating and Governance Committee:	Management Organization and Compensation Committee:
• E. T. Bigelow	• E. T. Bigelow
• D. R. Gardner (Chair)	• D. G. Cook
• P. R. Lochner, Jr.	• R. F. McKenna (Chair)
• C. J. Queenan, Jr.	• J. L. L. Tullis

Audit Committee.  The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met seven times in 2010, including three meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears on page 13.

Audit Committee—Qualifications.  All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that Ms. Dykstra is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.  The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. The Nominating and Governance Committee met three times in 2010.

Management Organization and Compensation Committee.  The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and Stock Incentive Plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

The Management Organization and Compensation Committee met 12 times in 2010. The Management Organization and Compensation Committee’s report appears on page 29.

Independence of Committee Members.  As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.  The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2010.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.  Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as our Chief Executive Officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.  In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of Crane Co.;

•	a description of what would make the proposed candidate a good addition to the Board;

•	a description of any relationships that could affect the proposed candidate’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of the proposed candidate’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee, including, without limitation, the number of shares of Crane Co. stock beneficially owned by the proposed candidate.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 20, 2011, and no later than January 19, 2012.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

On January 26, 2009, the Board of Directors adopted an amendment to the By-Laws providing that directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

COMPENSATION OF DIRECTORS

The standard retainer payable to each non-employee director is currently $75,000 per year. Pursuant to the 2009 Non-Employee Director Compensation Plan, non-employee directors receive, in lieu of cash, Deferred Stock Units (“DSUs”) (rounded to the nearest share) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash; however, directors may elect to receive the retainer entirely in DSUs. All directors other than Mr. Fast, the President and Chief Executive Officer, and Mr. Evans, the Chairman of the Board, participate in the plan. Mr. Evans receives a retainer for his service as non-executive Chairman of the Board that was increased from $100,000 to $225,000 effective July 26, 2010. The retainer fee for Mr. Evans is paid pursuant to an agreement under which the Company also provides him with an office, office assistant and technical support. The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Agreements and Information — Use of Company Aircraft” on page 40. The DSUs are issued each year as of the date of the Annual Meeting, are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control, and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2010 each non-employee director received DSUs pursuant to this plan; three directors who had elected to receive the entire retainer in DSUs received 2,068 DSUs, and the remaining seven non-employee directors received 1,034 DSUs. On January 24, 2011, the Board approved an increase in the annual retainer for non-employee directors to $100,000 effective at the 2011 Annual Meeting.

In addition, under the 2009 Non-Employee Director Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each Annual Meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of grant, or upon the Director’s death or disability or termination of service after a change in control. On April 19, 2010 each participating director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $36.26 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $2,000 for each Board meeting attended. Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $2,000 for each committee meeting attended, and committee chairs receive a supplemental annual retainer of $10,000 for the Audit Committee (increased to $12,500 effective at the Annual Meeting in 2011) and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors (terminated as to active directors other than Mr. Queenan in 2000) provides for a benefit upon retirement at or after age 65 equal to the participant’s annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from Crane Co.’s general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan, with a cap on his annual benefit accrual of $35,000. Certain former Crane Co. directors continue to receive their retirement benefits under the Retirement Plan.

Director Compensation in 2010

The following table shows the compensation in 2010 of all directors except Mr. Fast, the President and Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 30.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($) (1)	($) (2)	($) (3)	($)

E. T. Bigelow	$96,629	$41,730	$29,120	$167,479
D. G. Cook	$83,500	$41,730	$29,120	$154,350
K. E. Dykstra	$79,500	$41,730	$29,120	$150,350
R. S. Evans	$154,452	—	—	$154,452
R. S. Forté	$69,500	$42,553	$29,120	$141,173
D. R. Gardner	$81,000	$41,730	$29,120	$151,850
W. E. Lipner(4)	$12,011	$1,190	—	$13,201
P. R. Lochner, Jr.	$38,000	$82,592	$29,120	$149,712
R. F. McKenna	$50,443	$82,592	$29,120	$162,155
C. J. Queenan, Jr.	$65,504	$41,730	—	$107,234
J. L. L. Tullis	$83,500	$41,730	$29,120	$154,350

(1)	Directors who are not employees of Crane Co. receive a standard retainer of $75,000 per year, half of which is payable in cash and half in DSUs. Beginning in April 2008, directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors receive a retainer of $7,500 per year for service as Chair of a Committee of the Board ($10,000 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended. Mr. Evans receives a retainer for his service as non-executive Chairman of the Board, which was increased effective July 25, 2010 from $100,000 to $225,000.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of DSUs made during the indicated year. Awards of DSUs during 2010, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows:

•  2,068 DSUs on April 19 in connection with the Annual Meeting, and an aggregate of 201.47 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 10 and December 10 to each of Mr. Lochner and Mr. McKenna;

•  1,034 DSUs on April 19 in connection with the Annual Meeting, and an aggregate of 134.25 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 10 and December 10 to Mr. Forté;

•  1,034 DSUs on April 19 in connection with the Annual Meeting, and an aggregate of 112.33 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 10 and December 10 to each of Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Queenan and Tullis; and

• 35.3 DSUs on March 10 in connection with the payment of a regular quarterly dividend to Mr. Lipner.

The grant date fair value of each DSU granted on April 19, 2010 was $36.26. At December 31, 2010, Messrs. Lochner and McKenna each held 9,135.24 DSUs, Mr. Forté held 6,000.48 DSUs, and Ms. Dykstra and Messrs. Bigelow, Cook, Gardner, Queenan and Tullis each held 5,062.80 DSUs.

There were no forfeitures of DSUs by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(3)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase shares of Crane Co. stock made during the indicated year. Awards of stock options during 2010, all pursuant to the 2009 Non-Employee Director Compensation Plan, were as follows: Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lochner, McKenna and Tullis, 2,000 options on April 19 in connection with the Annual Meeting. The grant date fair value of each option was $14.56. Mr. Evans and Mr. Queenan do not participate in the Non-Employee Director Compensation Plan. At December 31, 2010, each non-employee director held options, with various grant dates and strike prices, as follows: Mr. Bigelow, 20,000; Mr. Cook, 11,500; Ms. Dykstra, 14,000; Mr. Forté, 10,500; Mr. Gardner, 20,000; Mr. Lochner, 8,833; Mr. McKenna, 10,500; and Mr. Tullis, 20,000. There were no forfeitures of stock options by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(4)	Mr. Lipner was a member of the Board of Directors from 1999 to the Annual Meeting in April 2010, and did not stand for reelection at that time.

ITEM 2: RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2011. Deloitte & Touche LLP have been Crane Co.’s independent auditors since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2011.

Principal Accounting Firm Fees

Set forth below is a summary of the fees paid for the years ended December 31, 2010 and 2009 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2010	2009
	($ in thousands)

Audit fees (a)	$4,081	$3,663
Audit-related fees (b)	297	231
Tax fees (c)	563	529
All other fees (d)	22	73

Total	$4,963	$4,496

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $406 and $505 in 2010 and 2009, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $156 and $24 in 2010 and 2009, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory.

	2010	2009

Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	3.7%	2.2%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program, including quarterly reports to the Department of the Navy under the Administrative Agreement entered into in July 2007, which was terminated in accordance with its terms in July 2010.

The Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2010, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2011. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the
Board of Directors of Crane Co.

K.E. Dykstra, Chair
R.S. Forté
D.R. Gardner
P.R. Lochner, Jr.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 17. Directors also receive 50% of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the 2009 Non-Employee Director Compensation Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the Summary Compensation Table (other than Mr. MacCarrick, whose employment terminated in May 2010), all other executive officers as a group and all directors and executive officers of Crane Co. as a group as of February 28, 2011 is as follows:

Title of	Name of						Percent of
Class	Beneficial Owner	Amount and Nature of Beneficial Ownership(1)					Class
		Shares	Shares/Share Units		Shares in
		Owned	Under	Stock Options	Company	Total Shares
		Directly or	Restricted	Exercisable	Savings Plan	Beneficially
		Beneficially	Stock Plans(2)	Within 60 Days	(401(k))	Owned

Common Stock	E. T. Bigelow	30,979	5,062	15,000	—	51,041	*
	D. G. Cook	3,810	5,062	8,500	—	17,372	*
	K. E. Dykstra	10,233	5,062	7,000	—	22,295	*
	R. S. Evans	500,721	—	—	12,422	513,143	*
	E. C. Fast	381,023	211,905	465,000	3,020	1,060,948	1.8%
	R. S. Forté	12,557	6,000	7,500	—	26,057	*
	D. R. Gardner	46,683	5,062	7,000	—	58,745	*
	P. R. Lochner	350	9,135	5,833	—	15,318	*
	R. F. McKenna	7,095	9,135	7,500	—	23,730	*
	C. J. Queenan	31,669	5,062	—	—	36,731	*
	J. L. L. Tullis	6,725	5,062	15,000	—	26,787	*
	R. A. Maue	2,700	7,375	26,250	860	37,185	*
	A. L. Krawitt	8,216	6,750	11,250	4,391	30,607	*
	A. I. duPont	70,221	24,961	135,000	3,877	234,059	*
	M. H. Mitchell	34,673	18,750	76,250	1,768	131,441	*
	B. L. Ellis	85,179	17,962	181,250	5,228	289,619	*
	Other Executive Officers (7 persons)	60,718	57,829	371,250	34,368	524,165	*

	Total – Directors and Executive Officers as a Group (23 persons)	1,293,552	400,174	1,339,583	65,934	3,099,243 (3)	5.2%

*	Less than one percent.

(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

(2)	Restricted shares are subject to forfeiture if established service conditions are not met.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co., page 16); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. Krawitt, Mr. duPont and one other executive officer, Ms. E. M. Kopczick, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2011, employees and former employees of Crane Co. held 1,765,409 shares of Common Stock in the Crane Co. Savings and Investment Plan.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 28, 2011.

		Amount and
		Nature of
	Name and Address	Beneficial	Percent
Title of Class	of Beneficial Owner	Ownership	of Class

Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416	13.3%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,093,900 (2)	8.7%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, E. M. Kopczick and A. L. Krawitt, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Form 13F filed February 3, 2011 by GAMCO Investors, Inc. et al., giving information on shareholdings as of December 31, 2010. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (3,744,800 shares) and Gabelli Funds, LLC (1,349,100 shares). According to documents previously filed with the Securities and Exchange Commission, each of such entities is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange-listed asset management and financial services company.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis explains Crane Co.’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 30. It should be noted that the compensation information presented in the Summary Compensation Table for a given year includes (i) salaries that are set at the beginning of the year based on available competitive data, (ii) economic value added (EVA) incentive plan compensation that is formula-driven based on parameters set at the beginning of the year in relation to anticipated performance for that year and then determined when financial results are confirmed after the conclusion of that year, (iii) stock and option awards that are also generally granted at the beginning of the year but are based upon performance assessments and competitive data for the previous year, and (iv) pension accruals and other compensation that is paid or accrued during the year in accordance with ongoing benefit plans and policies. The discussion that follows therefore describes decisions by the Management Organization and Compensation Committee that reflect performance assessments, competitive data and general economic and other circumstances that are inherently variable, particularly in periods of volatility such as 2009 and 2010. The principal focus of the discussion is the executive compensation decisions taken by the Committee in 2010, including salaries and stock grants set in January 2010 based on performance assessments and competitive data for 2009, EVA parameters set in January and February 2010 in relation to expected performance in 2010 and EVA payouts determined in January 2011 in accordance with the plan based on actual results for 2010. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

Overview of 2010

During 2010, the Committee approved certain changes to the Company’s executive compensation program — including a new annual incentive plan and performance-based restricted share units — intended to increase the linkage between pay and performance as well as more clearly define the Company’s performance goals. These changes are described in the following pages.

The Company’s performance in 2010 outpaced our initial expectations by a wide margin. Despite relatively flat revenue, earnings per share of $2.59 considerably exceeded our guidance of $2.15 - $2.35 early in the year and the $2.28 recorded in 2009. Our strategy during the past two years has been to use our substantial cash balance and liquidity position to fund key initiatives to accelerate our growth as market demand returns. Throughout the downturn since 2008, we have significantly strengthened the Company and built a strong foundation for future growth with increased market share in key markets and significant reduction of our cost base. These efforts were recognized by the stock market, as the Company’s total shareholder return in 2010 was 38%, compared to 15% for the S&P 500, 36% for the S&P Midcap 400 Capital Goods Group median shareholder return and 28% for the Russell 3000 Capital Goods Group median shareholder return. Salary increases for the Company’s executive officers in 2010 reflected the cost conscious outlook, averaging 2.9% after no increases in 2009, except for one significant market adjustment for Max Mitchell, Group President of Fluid Handling, and mid-year increases for Richard Maue, Vice President and Controller, and Andrew Krawitt, Vice President and Treasurer, when they took on additional responsibilities with the departure of Timothy MacCarrick, the Company’s former Chief Financial Officer. In practice, salaries for all management employees in the corporate office, including Eric Fast, our Chief Executive Officer, and certain operating units were reduced 1.9% due to a mandatory one-week unpaid furlough during 2010.

Under the Company’s Corporate EVA Incentive Compensation Plan, annual bonuses are based on the excess of net operating profit after tax compared to an expected cost of capital return on invested capital. Given the highly uncertain outlook in early 2010, the Committee set the corporate EVA framework for 2010 at 12% of positive EVA with no increase or decrease for any change from 2009. As in 2009, the Committee excluded average cash balances in excess of $25 million from the invested capital base (a provision incorporated into the Corporate EVA Incentive Compensation Plan approved by shareholders in 2009), to promote liquidity and assure a balanced and measured application of the Company’s free cash flow. Based on the Company’s investor guidance in early 2010, this framework was anticipated to yield a corporate EVA bonus pool of $2.4 million to $3.8 million. Based on actual results for 2010, the corporate EVA bonus pool was $5.6 million.

The stock-based compensation awards shown in the Summary Compensation Table were granted by the Committee in January 2010 based upon competitive data compiled by the Committee’s independent compensation consultant, Aon Hewitt, which compared actual stock grants to the Company’s executive officers in 2009 to the 50th and 75th percentile grants reported by peer group companies and others included in Aon Hewitt’s survey data. The Aon Hewitt report showed that the Company’s 2009 grants were generally less than half of the 50th percentile grants and well below the 75th percentile grants. Taking into account the Company’s strong response to the difficult economic conditions in 2009 and the shortfall in 2009 stock-based compensation due to constraints resulting from a previous “burn rate” commitment, in January 2010 the Committee approved awards consisting of approximately 10% more stock options than in prior years and an increase of approximately 45% in the aggregate number of restricted share units (“RSUs”) compared to the previous year, with an option exercise price (and RSU award value) of $31.94 per share, which was the closing price of our common stock on the date of grant. For the named executive officers in the Summary Compensation Table, these awards were as follows: Mr. Fast, 180,000 options and 80,000 RSUs; Mr. Maue, 15,000 options and 3,500 RSUs; Mr. Krawitt, 15,000 options and 3,000 RSUs; Mr. duPont, 30,000 options and 6,000 RSUs; Mr. Mitchell, 40,000 options and 15,000 RSUs; Mr. Ellis, 35,000 options and 10,000 RSUs; and Mr. MacCarrick, 30,000 options and 3,000 RSUs. In February 2010, after further review and discussion of the Chief Executive Officer’s performance in 2009 and aggregate incentive compensation for the years 2008 and 2009, the Committee approved additional grants to Mr. Fast of 30,000 stock options and 40,000 RSUs, with an option exercise price and RSU award value of $32.65 per share, which was the closing price of our common stock on the date of grant.

The extended consideration of equity grants in early 2010 led the Committee to undertake a thorough review of the Company’s incentive compensation program, including both the annual cash incentives and the long-term stock-based incentives, with the goals of increasing the linkage between pay and performance and establishing more clearly defined terms and provisions to set performance goals for management. With the assistance of Aon Hewitt and in coordination with a senior management team that provided analysis and alternative models for discussion, the Committee met 10 times from March 2010 to early January 2011 (four meetings in person and six by conference call), a process that concluded with (i) the Committee’s recommendation to the Board to approve and submit for approval by shareholders the new Annual Incentive Plan presented under Item Three on page 42 and (ii) the Committee’s decision to change from time-based restricted share units (“TRSUs”) to performance-based restricted share units (“PRSUs”) for the Chief Executive Officer and other members of the senior management team (currently 17 persons), as described below. At the outset of this process, the leadership of the Committee changed as Mr. Bigelow stepped down from his role as Chair of the Committee after 12 years, and Mr. McKenna, a member of the Committee since he joined the Board in 2006, was appointed Committee Chair. The Committee’s deliberations also led to an important clarification of compensation philosophy as the Committee moved from an aspirational targeting of incentive compensation at the 75th percentile of competitive peer company compensation to a more structured approach, embedded in both the new Annual Incentive Plan and the PRSUs, in which base award values for targeted performance are calibrated to the 50th percentile of competitive peer company compensation with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. In so doing, the Committee has increased the linkage between pay and performance, particularly for the senior management team, with the annual incentive framework adopted for 2011 (subject to shareholder approval of the new Annual Incentive Plan) and the stock options and PRSUs granted in January 2011. It is the Committee’s current intention to continue granting TRSUs to key executives other than the Chief Executive Officer and the senior management team, and in cases of particular need for retention of senior management personnel. In addition, the Committee determined it was advisable to grant modest awards of TRSUs (constituting approximately 10% of the total stock-based compensation for each executive) to the Chief Executive Officer and the senior management team for transition purposes as the PRSUs granted in January 2011 will not be eligible for vesting until January 2014.

Other actions taken by the Committee in 2010 included adopting a modified form of change-in-control agreement for executive officers going forward. The modified form of change-in-control agreement is substantially similar to the agreements that have been entered into with the Company’s executive officers since 1987 except that severance benefits under the modified agreement require a second “trigger” of adverse employment action by the acquiring company after the change in control and do not permit the executive to terminate employment unilaterally on the first anniversary of the change in control, and the modified agreement does not provide any “gross-up” for the so-called “golden parachute” excise tax. During 2010, agreements in the modified form were entered into with

Mr. Ellis and three other group presidents, while agreements in the previous form remain in place with Messrs. Fast, Maue, Krawitt, duPont, Mitchell, and certain other executive officers.

Objectives of the Executive Compensation Program

Crane Co.’s executive compensation program is designed and operated with the following objectives:

•	To attract and retain highly-qualified executives;

•	To provide those executives with incentives to continuously improve operating results and to increase shareholder value without encouraging unnecessary and excessive risk-taking by our executives;

•	To provide benefit programs that are competitive with those of relevant peer companies; and

•	To ensure continuity in the event of a change-in-control transaction.

In pursuit of these objectives, our executive compensation program includes the following elements, each of which is more thoroughly described in this Compensation Discussion and Analysis:

Short-Term:  Crane Co. endeavors to pay its executives annual base salary at competitive levels, generally targeting the 50th percentile of pay scales for similar positions at companies within our peer group (see the discussion below captioned “Role of Peer Group Analysis”). Certain perquisites that have been judged to be reasonable and competitive elements of compensation are provided to senior executives as well.

Short- to Medium-Term:  The principal means of short- to medium-term compensation has been the corporate and operating group EVA plans, which are described below. For senior executives who participate in the corporate or operating group EVA plans, including all the named executive officers, this amount is contingent on firm-wide or group financial performance as well as on individual performance. For 2011 and going forward, if approved by shareholders, the annual cash incentive program will utilize metrics derived from the annual operating plan and resulting investor guidance, such as earnings per share, operating profit and cash flow, as well as key performance indicators such as inventory turns and on-time delivery. See “Item 3: Approval of Annual Incentive Plan” on page 42.

Long-Term:  Long-term compensation, which consists primarily of grants of stock options and RSUs, is granted in order to focus the attention and efforts of executives and other key employees on shareholder return; for retention purposes, these grants typically vest over a period of years. Since January 2007, stock options vest 25% per year over four years. We changed the term of stock options from 10 years to six years in 2004. We also make annual grants of RSUs which vest 25% per year over four years. As noted above and described in more detail below, for 2011 and going forward RSUs for the Chief Executive Officer and other senior management will be performance-based rather than time-based.

For medium and long-term compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation (see “Role of Peer Group Analysis” below), with allowance for variability, particularly in the number of stock options awarded, based on Company and individual performance during the previous year.

Crane Co. provides a 401(k) plan for substantially all its U.S. employees, and matches 50% (reduced to 25% in 2009 and 2010) of employee contributions up to six percent subject to Internal Revenue Code limitations; such matching contributions are paid in shares of Crane Co. stock and are fully vested when an employee has five years of service. The named executive officers other than Messrs. Maue and Krawitt also participate in a defined benefit pension plan, and certain executive officers previously received additional grants of restricted stock, and now participate in the Benefit Equalization Plan, to restore pension benefits limited by federal tax regulations, as described below under “Retirement Shares” and “Benefit Equalization Plan.”

Role of Peer Group Analysis

In late 2005 and 2006, the Compensation Committee developed a list of companies to serve as a peer group for compensation purposes. The Committee developed this peer group in collaboration with management and with the assistance of its independent compensation consultant, Hewitt Associates. Although Crane Co. pays the fees and expenses of Hewitt Associates, the firm is retained by the Compensation Committee. While Hewitt Associates does not perform any other services for Crane Co., in October 2010 Hewitt was acquired by AON Corporation, a worldwide provider of risk management, insurance and reinsurance brokerage services, and renamed Aon Hewitt.

AON provides certain insurance brokerage services to the Company and received fees of approximately $250,000 from the Company in 2010.

During 2008, the Committee reviewed and updated the composition of the peer group first established in late 2005 and early 2006. This review yielded a list with many of the same companies as the Company’s original peer group, and so the Committee determined to make a limited, incremental change in the peer group by deleting four companies whose revenues or market capitalization were greater or smaller than the general range of companies in the peer group and adding four companies with better fit under these metrics. The resulting list of 15 peer companies is as follows: Ametek, Inc., Carlisle Companies Inc., Curtiss-Wright Corp., Dover Corp., Esterline Corp., Flowserve Corporation, Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Roper Industries, Inc., SPX Corporation, Teledyne Technologies, Inc., Teleflex Inc., and Trinity Industries, Inc. The Committee used the same peer group for 2010, except that Teleflex, Inc. was eliminated from the peer group due to a significant change in the nature of its business.

Aon Hewitt provides the Compensation Committee with comparative compensation data on the peer companies from publicly available sources. In addition, Aon Hewitt provides the Committee with comparative compensation data compiled from a broad group of industrial companies with revenues ranging from $1.0 billion to $5.0 billion, using regression analysis to determine market values for companies of comparable size to the Company. This data includes base salary, cash bonus compensation and stock-based incentive compensation for the named executive officers, as well as the 50th and 75th percentiles for each category. Aon Hewitt also presents comparable salary, bonus and equity compensation data for Mr. Fast and the other named executive officers. The Committee uses this comparative data during its review of salaries, annual cash incentive compensation and aggregate stock option and RSU grant values for the named executive officers, with the view that base salary should generally be at approximately the 50th percentile of the peer group and base award values of cash incentive compensation and stock-based compensation should be calibrated by reference to the 50th percentile of the peer group for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. As noted above, the Committee uses its judgment and discretion to vary the award values, particularly the number of stock options, based on Company and individual performance during the previous year, historical stock price trends and other factors.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization and intellectual capital development. At the end of each year, Mr. Fast prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with Mr. Fast, who then responds to the full Board.

The principal conclusion of this assessment process for 2009 (shaping the Committee’s decisions particularly as to stock-based compensation in January and February 2010) were (1) strong leadership during very difficult economic conditions, including disciplined focus on cost reduction, preservation of liquidity and investment in customer-facing activities, (2) continued development of the Company’s intellectual capital and (3) successful execution on the Company’s core business strategies. The Committee took these conclusions and findings into account, along with other data and information referred to above, in determining Mr. Fast’s compensation for 2009 and going into 2010.

The principal conclusions of this assessment process for 2010 (shaping the Committee’s compensation decisions in January 2011) were (1) excellent results with respect to earnings and stock price performance, particularly given the modest revenue growth, (2) high marks for executive leadership regarding development and execution of the strategic plan and cost reductions to drive margin improvements, (3) continued strengthening of management teams in operating businesses and (4) incremental strengthening of the Company’s businesses with the acquisition of Merrimac Industries and Money Controls. The Committee took these conclusions and findings into account, along with other data and information referred to above, in determining Mr. Fast’s cash and stock-based incentive compensation for 2010. A similar process is followed for each of the Company’s other named executive officers except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer.

Use of Tally Sheets

The Committee reviews tally sheets for each named executive officer for several purposes. The Committee has found that the tally sheets present a comprehensive and detailed data set for compensation paid and accrued for each executive officer. This data serves as a useful reference point for the competitive market data presented by Aon Hewitt, promoting continuity and a sound footing for compensation decisions. In addition, the Committee uses the tally sheet to track contractual commitments under change-in-control agreements as the elements of compensation and relevant amounts change from year to year. In making annual compensation decisions, the Committee refers to the tally sheets for the purpose of gauging whether the annual stock grants are appropriate in light of previous wealth accumulation. However, as only one of several information sources used by the Committee (other data points include competitive market data provided by Aon Hewitt, the size of cash awards under the annual bonus plan, historical grant practices by the Company, and analysis of the shares available under the Stock Incentive Plan), the tally sheets are not determinative with respect to any particular element of compensation, the amount awarded or the manner in which the Company’s compensation program is implemented.

Design and Operation of Executive Compensation Program

Base Salary

Base salaries for executive officers are established at the date of hire based on competitive market data (see the discussion of “Role of Peer Group Analysis” above), current salary levels within Crane Co. and the bargaining process needed to attract the particular executive. Mr. Fast has an employment agreement, executed in January 2001 in connection with his promotion to Chief Executive Officer, which provides for an annual salary of not less than $650,000. His salary was reviewed by the Compensation Committee in January 2010 by reference to peer group data and other relevant competitive market data compiled for the Committee by Aon Hewitt. On the recommendation of the Compensation Committee, the Board of Directors determined to increase Mr. Fast’s annual salary from $950,000 to $980,000, an increase of 3.2% and the first increase since 2007. Salaries for other named executive officers are reviewed in a similar manner but are determined by the Chief Executive Officer and then reviewed with the Compensation Committee. Increases in base salary for the named executive officers other than Mr. Fast averaged 2.9% in 2010, excluding the significant market adjustment for Mr. Mitchell and the mid-year promotional increases for Messrs. Maue and Krawitt.

According to the competitive data provided by Aon Hewitt in January 2010, the annual salary for each named executive officer in relation to the median 50th percentile of peer group and survey data, before giving effect to the salary increases noted above, was as follows: Mr. Fast, 2.6% above; Mr. Maue, 5.4% above; Mr. Krawitt, 3.0% below; Mr. duPont 8.3% below; Mr. Mitchell, 24.4% below; Mr. Ellis, 16.2% below; and Mr. MacCarrick, 13.2% below. The Committee approved the Chief Executive Officer’s approach of generally modest increases in annual salary to reduce these gaps while remaining focused on controlling costs in an uncertain business environment.

EVA

Executive officers and other senior corporate executives, as well as members of senior management of individual business units, participate in non-equity incentive compensation plans based on EVA, which is generally defined as the amount by which net operating profit after tax exceeds cost of capital. These plans are designed to reward executives for sustained, continuous improvement in operating profit in relation to the invested capital employed in the business.

Cash payments to eligible participants are based on either or both of the aggregate EVA for the relevant unit and the growth of EVA over the prior year, as determined by the Compensation Committee, as well as a participation percentage for each individual. The participation percentage of the Chief Executive Officer is set by the Compensation Committee, while the percentages of the other participants are recommended by the Chief Executive Officer and approved by the Committee, subject to maximum participation percentages set by the Committee. Messrs. Fast, Maue, Krawitt and duPont participate in the Crane Co. Corporate EVA Incentive Compensation Plan (the “Corporate EVA Plan”), which is based on the results of the Company as a whole, while Mr. Mitchell participates in the EVA Plan for the Fluid Handling Group and Mr. Ellis participates in the EVA Plan for the

Merchandising Systems Group. Mr. Ellis also participates in the Corporate EVA Plan by reason of his responsibilities overseeing the deployment of the Crane Business System across the Company.

EVA—Corporate EVA Plan.

Calculation of EVA; Establishment of EVA Bonus Pool.  The cost of capital used in the Corporate EVA Plan is comprised of two components, a cost of equity fixed in advance by the Compensation Committee and a cost of debt which is Crane Co.’s actual after-tax interest cost. At the beginning of each year the Compensation Committee determines the cost of equity component of the cost of capital; in 2010, after reviewing the cost of equity used for the Corporate EVA Plan over the past 10 years and a calculation of the cost of equity based upon several alternative methodologies, the Committee fixed the cost of equity for the Corporate EVA Plan at 11.10% (the same rate used since 2006). This cost of equity was then blended on a monthly weighted average basis with the actual cost of debt to determine the overall cost of capital for the Corporate EVA Plan, which was 9.1% for 2010.

The bonus pool, which may be positive or negative, is then determined using a methodology set forth in the plan; generally, if the prior year’s EVA was positive, 6% of current year positive EVA plus 10% of the change from the prior year’s EVA; if the prior year’s EVA was negative, 15% of the change from the prior year’s EVA; provided that the Compensation Committee may determine, in its discretion, to fix different percentages and combinations of current EVA and change from the prior year in order to target a corporate EVA bonus pool appropriate to planned performance. In February 2010, given the continuing uncertain outlook, the Committee fixed the Corporate EVA framework at 12% of positive EVA with no increase or decrease for the change from the prior year. The Committee also excluded average cash balances in excess of $25 million from the invested capital base to promote liquidity and assure a balanced and measured application of the Company’s free cash flow. Under the terms of the Corporate EVA Plan, provisions relating to Crane Co.’s asbestos and Superfund environmental liabilities, which are regarded as being legacy liabilities for which current management should not be held accountable, are excluded from the calculation of EVA. To the extent permitted by the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may also exclude other significant non-budgeted or non-controllable gains or losses in order to properly measure executive performance. In February 2010, the Committee reviewed and approved the cost of equity component of the cost of capital calculation for 2010, and in January 2011, the Committee reviewed and approved the final determination of the aggregate Corporate EVA bonus pool for 2010, which was $5.6 million.

The Corporate EVA bonus pool for 2010 was calculated substantially as follows (dollars in millions):

A. Net Operating Profit After Tax	$176.5
B. Average Capital Employed	$1,429.5
x Cost of Capital	x 9.1%
C. Expected Return on Capital	$129.6
D. Economic Value Added (A-C)	$47.0
E. Current Year EVA x 12%	$5.6
F. Corporate Bonus Pool	$5.6
G. CEO Participation (30%)	$1.68

All participants in the Corporate EVA Plan (there were 11 participants in 2010) share in this award in accordance with their respective participation percentages, as described below.

Participation Percentages; Target Bonuses; Payouts.  At the beginning of each year, the Compensation Committee establishes a maximum participation percentage for executive officers; for 2010, the participation percentages were fixed at 30% for Mr. Fast and a maximum of 15% for any other executive officer named in the Summary Compensation Table, subject to determination of the final participation percentage after the end of the year. The participation percentage for each participant generally falls within a range established at the beginning of the year, with the final percentage fixed by the Committee after review of the EVA bonus pool calculation for the year, the relative performance assessments for all participants in the particular bonus pool and the recommendation of the Chief Executive Officer. The total of the participation percentages of all participants equals 100 percent. In January 2011, the Compensation Committee approved the participation percentages of the participants in the Corporate EVA Plan, including Messrs. Fast (30%), Maue (9%), Krawitt (9%), duPont (10%), and Ellis (5%) based on competitive market analysis, prior participation percentages and the number of and relative performance of all participants in the Corporate EVA Plan and, in the case of Mr. Ellis, his participation in the Merchandising Systems EVA Plan. (Mr. MacCarrick,

whose employment ended in May 2010, did not receive an EVA award or payout in 2011.) This amount appears in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.” An amount equal to 6% interest on the portion of EVA awards earned but not paid out in previous years appears in the Summary Compensation Table in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” (For years in which the EVA award is negative, as it was for participants in the Corporate EVA Plan for 2008, the Summary Compensation Table indicates zero compensation in this category.)

If the EVA award in a particular year is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account, a bookkeeping account established for each participant in the Plan. If the bank account balance is negative, the executive receives no incentive compensation payment the following year unless the EVA award is positive. Each year, Crane Co. adds interest to a positive balance at six percent. The EVA bank account is subject to forfeiture in the event an executive leaves Crane Co. by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change in control of Crane Co.

Under the terms of the Corporate EVA Plan, Messrs. Fast, Maue, Krawitt and duPont each received a cash payout in February 2011 equal to the sum of (i) the executive’s target bonus as a percentage of base salary (90% for Mr. Fast and 70% for Messrs. Maue, Krawitt and duPont) and (ii) one-third of the executive’s bank account, which is comprised of the unpaid portion of previous awards plus six percent annual interest, plus any remaining amount from the award for 2010 after deducting the target bonus.

If the new Annual Incentive Plan is approved by shareholders, the earned but unpaid amounts under the EVA plans will be paid in two annual installments, with interest at the rate of 2% per year.

EVA—Operating Groups

Senior business unit management, including Mr. Mitchell and Mr. Ellis, participate in EVA Plans based upon the performance of their own business units, which are similar in general structure to the Corporate EVA Plan but have certain significant differences. It should be noted that because of these differences, the sum of the EVA bonus pools for all of our operating units does not equal the Corporate EVA bonus pool.

Calculation of EVA; Establishment of EVA Bonus Pool.  Because the capital structure of our business units is subject to many factors outside the control of management of the particular unit, the operating group EVA Plans use a fixed cost of capital of 9.5%. Aggregate EVA is calculated for each unit in the same manner as for the Corporate EVA Plan, but in certain cases the percentage of aggregate EVA and/or the percentage of the improvement from prior year are adjusted by the Chief Executive Officer and reviewed by the Committee to reflect the particular circumstances, goals and objectives of the units. In 2010 the aggregate EVA award pool for the Fluid Handling Group was $2.43 million, and the aggregate EVA award pool for the Merchandising Systems Group was $1.13 million.

Participation Percentages and Payouts.  Participation percentages for the business unit EVA pools are established by the Chief Executive Officer, subject, in the case of executive officers, to the approval of the Committee. For 2010, Mr. Mitchell’s participation percentage was 13% of Fluid Handling Group EVA, and Mr. Ellis’ participation percentage was 20% of Merchandising Systems Group EVA. The awards for 2010 to Messrs. Mitchell and Ellis are shown in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation,” and in the Grants of Plan-Based Awards Table in the column headed “Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.” An amount equal to 6% interest on the portion of EVA awards earned but not paid out in previous years is included in the summary Compensation Table in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Under the terms of the operating group EVA Plans, participating executives generally receive a cash payment equal to 50% of the sum of (i) the award for the current year and (ii) the unpaid bank balance from the prior year plus interest at six percent, except that in the case of new participants the payment is 70% of such sum in the first year. The operating group EVA Plans do not use target bonuses.

Activity for each of the named executive officers in the EVA Plans for 2010 (other than Mr. MacCarrick) was as follows:

				Payout of
				Target Bonus
	Bank-	Interest		(participants in	Additional		Bank-
	Beginning	at 6% on	2010 EVA	Crane Co. EVA	Payout	Total	Ending
Name	Balance	Balance	Award	Plan only)	from EVA Bank (1)	Payout	Balance

E.C. Fast	$54,548	$3,273	$1,690,424	$882,000	$288,719	$1,170,719	$577,526
R. A. Maue	$59,536	$3,572	$507,127	$207,917	$120,761	$328,678	$241,557
A. L. Krawitt	$99,897	$5,994	$507,127	$178,923	$144,684	$323,607	$289,411
A. I. duPont	$130,036	$7,802	$563,475	$232,675	$156,197	$388,872	$312,441
M. H. Mitchell	$411,951	$24,717	$315,454	$—	$376,061	$376,061	$376,061
B. L. Ellis	$20,231	$1,214	$507,975	$127,879	$175,123	$303,002	$226,418

(1)	For Messrs. Fast, Maue, Krawitt and duPont, the amount shown is equal to one-third of the remaining bank balance after payment of the target bonus and application of the balance of the 2010 award. For Mr. Mitchell and Mr. Ellis, who do not have a target bonus under, respectively, the Fluid Handling Group EVA Plan and the Merchandising Systems Group EVA Plan, the amount shown is 50% and 66%, respectively, of the sum of the 2010 award plus the beginning bank balance, if any, and 6% interest on the unpaid bank balance from the previous year.

By reference to the competitive data provided by Aon Hewitt in January 2011 (using available proxy statement data for peer companies and other survey data, which generally presented bonus payments paid in 2010 for performance in 2009), the EVA bonus payouts for each of the named executive officers in relation to the previously targeted 75th percentile was as follows: Mr. Fast, 5.4% above; Mr. Maue, 16.2% above; Mr. Krawitt, 16.3% above; Mr. duPont, 35.9% above; Mr. Mitchell, 13.1% below; and Mr. Ellis, 21.3% above. No comparative data was provided for Mr. MacCarrick as he had left the Company in May 2010. The Committee took note that given the improving economic environment through 2010, annual bonuses for 2010 performance at other industrial companies were likely to be higher than the bonus data for 2009 provided by Aon Hewitt.

Stock-Based Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and performance-based restricted share units, as well as retention of highly regarded executives through time-based restricted share units. We believe that executive officers approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and vest and become exercisable 25% per year over four years. Accordingly, executives can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options executives are motivated to take actions that improve the share price, such as profitable sales growth through internal growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Compensation Committee, to grant restricted stock (now restricted share units, or RSUs) subject to such terms and conditions as the Committee may deem appropriate. In 2010, as in previous years, the Committee granted RSUs having time-based vesting conditions, for purposes of retaining highly regarded executives. The vesting conditions for the RSUs granted to the named executive officers in 2010 were 25% per year over four years.

In determining the size of the stock option and restricted share unit grants in January 2010, the Compensation Committee considered the peer group data compiled by Aon Hewitt, as well as our historical grant practices including the number of shares, as well as fair market value of the stock and, for stock options, Black-Scholes values on the dates of grant.

Grants in 2010.  In January 2010 (and including the additional grants made to Mr. Fast in February 2010), the Committee granted an aggregate of 1,030,000 stock options, of which 210,000 or 20.4% were granted to Mr. Fast and an aggregate of 165,000 or 16% were granted to Messrs. Maue, Krawitt, duPont, Mitchell, Ellis and MacCarrick. In January 2010 (and including the additional grants made to Mr. Fast in February 2010), the

Committee also granted an aggregate of 315,500 restricted share units, of which 120,000 or 38% were granted to Mr. Fast and 40,500 or 12.8% were granted to Messrs. Maue, Krawitt, duPont, Mitchell, Ellis and MacCarrick. The grant date fair value of each such grant of options and RSUs is presented in the Grants of Plan-Based Awards Table under the caption “Grant Date Fair Value of Stock and Option Awards.” For more information regarding the number of unexercised stock options and unvested restricted stock and restricted share units held by each of our named executive officers as of December 31, 2010, please see the 2010 Outstanding Equity Awards at Fiscal Year-End table on page 34.

The Committee approved higher grant values of stock options and RSUs in 2010 in order to recognize management’s strong response to the difficult economic conditions in 2009, the superior share price return of the Company’s common stock in 2009 and the shortfall in 2009 stock-based compensation due to constraints resulting from the “burn rate” commitment for the period 2007-2009. By reference to the competitive data provided by Aon Hewitt in January 2010 (using available proxy statement data for peer companies and Form 4 transaction reports for their executives as available, which generally presented stock grants made in 2009), the aggregate grant value of stock options and restricted stock units for each of the named executive officers in relation to the previously targeted 75th percentile was as follows: Mr. Fast, 61% above, including the additional grants in February 2010; Mr. Maue, 23% above; Mr. Krawitt, 51% above; Mr. duPont, 18% below; Mr. Mitchell, 17% above; Mr. Ellis, 32% above; and Mr. MacCarrick, 61% below. The variability of the comparative percentages from executive to executive is principally due to differences in the competitive compensation data available, and the difficulty in matching the named executive officers to comparable positions in other companies with different organizational structures. The Committee uses such data for reference purposes but it is not determinative with respect to any particular compensation award by the Committee.

During the balance of 2010, the Committee granted an additional 30,000 stock options and 16,000 restricted share units under the Stock Incentive Plan, none of which were granted to any named executive officer other than 2,000 RSUs granted to each of Mr. Maue and Mr. Krawitt in May when they took on additional responsibilities upon the departure of Mr. MacCarrick.

Grants in 2011.  The PRSUs awarded to members of the senior management team in January 2011 are based on a relative measurement of total shareholder return (share price appreciation plus reinvested dividends), or TSR, for Crane Co. over the three-year period January 1, 2011 through December 31, 2013 (with the share price on each date being defined as the average of the closing prices on each of the preceding twenty trading days) compared to the median TSR for the S&P Midcap 400 Capital Goods Group (approximately 40 companies, including seven of the companies in our peer group for compensation purposes). The Committee selected the larger comparator group for relative TSR purposes based on the advice of Aon Hewitt that a larger group is appropriate for continuity in measuring relative TSR over a three-year period. The PRSUs will vest as shares of Crane Co. common stock in accordance with the following formula:

Crane Co. TSR Relative to
S&P Midcap 400 Capital	PRSU
Goods Group	Vesting

Less than 35th percentile	0%
35th percentile	50%
50th percentile	100%
70th percentile or greater	175%

For TSR between the 35th and 50th percentiles and between the 50th and 70th percentiles, the vesting would be interpolated on a straight line basis. If Crane Co.’s TSR for the three-year period is negative, the maximum vesting is 100%. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) cannot exceed 3.5 times the base award value.

The PRSUs granted in January 2011 to the named executive officers in the Summary Compensation Table on page 30 are as follows: Mr. Fast 30,900; Mr. Maue 3,300; Mr. Krawitt 3,300; Mr. duPont 4,400; Mr. Mitchell 6,500; and Mr. Ellis 4,400. Such grants constitute approximately 30 percent of the stock-based incentive compensation awarded to each executive officer. Approximately 60 percent of the stock-based incentive compensation to such executive officers was granted in the form of stock options with the customary vesting of 25 percent per year over four years and a six year term. In addition, the Committee determined that it was appropriate to grant a limited number of TRSUs for transition purposes as the PRSUs do not vest, if at all, for three years; such grants constitute approximately 10 percent of the stock-based incentive compensation to such executive officers. Grants of TRSUs in January 2011 to the named executive officers are as follows: Mr. Fast 9,600; Mr. Maue 1,000; Mr. Krawitt 1,000; Mr. duPont 1,350; Mr. Mitchell 2,000; and Mr. Ellis 1,350. Going forward, the Committee expects that stock-based compensation for the senior management group will be 60% (by value) in options and 40% in PRSUs.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options.  Annual grants of stock options and restricted stock (now RSUs) to executive officers have been made at the Compensation Committee’s January meeting, when all annual executive compensation decisions are made. The February 2010 grants to Mr. Fast discussed on page 18 under the caption “Overview of 2010” should be viewed as part of this annual grant process. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the 2009 Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

Retirement Shares.  From 1995 to 2008, the Committee administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. This plan was discontinued in 2008.

Benefit Equalization Plan

In January 2008, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the Retirement Shares plan discussed in the preceding paragraph, under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to certain federal tax policies that limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives currently participating in this plan are Messrs. Fast, duPont and Ellis and one other executive officer.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers and business unit presidents. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	Minimum Ownership Level

$125,001—$175,000	2 x Base Salary
$175,001—$300,000	3 x Base Salary
$300,001—$500,000	4 x Base Salary
Above $500,000	5 x Base Salary

The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the restricted share grant vesting less the number of shares surrendered to satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) restricted stock and RSUs held by the executive. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. Executives are expected to reach the applicable minimum ownership level by the fifth anniversary of their date of hire or first date in the relevant executive position.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of restricted stock and restricted share units based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Compensation Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the named executive officers unless the compensation meets certain specific requirements. The Corporate and operating group EVA incentive compensation plans are intended to constitute performance-based plans meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans meet the requirements of Section 162(m) for deductibility. Time-based RSUs such as those granted in 2010 do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions is not deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2010, approximately $1.7 million of compensation received by Mr. Fast, principally due to the vesting of restricted stock granted in previous years, was not deductible under Section 162(m). As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive or retention value of the compensation. The PRSUs to be granted to the Chief Executive Officer and senior management beginning in 2011 are expected to be deductible and thus are expected to further this policy goal.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnote set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is provided to certain key employees but not to all employees and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board (our former chief executive officer). The Chief Executive Officer, Mr. Fast, has an agreement with Crane Co. as described under the caption “Other Agreements and Information” on page 40 pursuant to which he reimburses the Company for a portion of the costs of such personal use based upon U.S. Treasury regulations establishing the fair market value of such personal use for tax purposes, and the net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Chairman of the Board, Mr. Evans, has an agreement providing that he pay the aggregate incremental cost of aircraft operation. Under applicable Treasury regulations, Crane also loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2010, the disallowed deduction was approximately $1.7 million. The Board of Directors has approved this personal use of the aircraft for Mr. Fast because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Fast and thereby benefits Crane Co.; for Mr. Evans, our former chief executive officer, the Board of Directors has approved this use in connection with his continued service as non-executive Chairman of the Board and in recognition of his long service and substantial contributions to Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 40.

Change in Control Provisions

Certain executive officers have an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” (as defined in the agreement to include the executive’s right to terminate such employment without specifying any reason within the 30-day period commencing on the first anniversary of the change in control), the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The EVA plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of a change in control. The change in control agreements obligate Crane Co. to make additional payments to the employee such that after payment of all taxes including any excise tax under section 4999 of the Internal Revenue Code resulting from such payments and the accelerated vesting of EVA bank balances, stock options, restricted stock and RSUs, the employee will retain an amount sufficient to pay the excise tax on all such payments. As stated above under “Overview of 2010”, the Committee approved a modified form of agreement for executive officers going forward which does not include the discretionary right to terminate or provide for any payments in respect of excise taxes, and agreements in this modified form were entered into during 2010 with Mr. Ellis and three other operating group presidents.

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements would range from $2,336,398 for Mr. Ellis to $8,269,681 for Mr. Fast. The corresponding additional payments in respect of excise taxes would range from nil for Messrs. Fast and Ellis to $1,430,385 for Mr. Mitchell. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent, particularly with the adoption in 2010 of the modified form of agreement for executive officers in 2010 and going forward.

MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

Ronald F. McKenna, Chair
E. Thayer Bigelow
Donald G. Cook
James L. L. Tullis

2010 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for 2008, 2009 and 2010 earned by Crane Co.’s Chief Executive Officer; its Vice President—Controller and its Vice President—Treasurer, who have shared the responsibilities of the Chief Financial Officer position since May 24, 2010; each of the three other most highly paid executive officers who were serving as executive officers at December 31, 2010; and its former Chief Financial Officer, whose employment began as of July 28, 2008 and terminated as of May 21, 2010. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers.” Amounts shown in the columns headed “Stock Awards” and “Option Awards” relate to grants made in January of the indicated year except that in the case of Mr. MacCarrick, the 2008 grants were made in July 2008, and in the cases of Mr. Krawitt and Mr. Maue, additional grants were made in May 2010 when they were promoted to take on additional duties. Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” relate to EVA awards made, on the basis of performance during the indicated year, in January of the year following.

								Change in
								Pension Value
								and Nonqualified
						Non-Equity		Deferred
			Stock		Option	Incentive Plan		Compensation	All Other
Name and		Salary	Awards		Awards	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)	($) (1)		($) (2)	($) (3)		($) (4)	($) (5)	($)

Eric C. Fast	2010	$957,692	$3,861,200		$1,961,700	$1,690,424		$617,106	$351,141	$9,439,263
President and Chief	2009	$931,731	$985,800		$439,400	$813,000		$682,131	$267,341	$4,119,403
Executive Officer (6)	2008	$950,000	$3,955,910	(7)	$867,100	$0		$774,316	$375,893	$6,923,219
Richard A. Maue	2010	$277,283	$173,110		$139,800	$507,127		$3,572	$33,210	$1,134,102
Vice President, Controller	2009	$250,096	$32,860		$50,700	$216,800		$0	$42,789	$593,245
and Principal Accounting	2008	$255,000	$36,460		$66,700	$0		$0	$33,039	$391,199
Officer (8)
Andrew L. Krawitt	2010	$238,089	$157,140		$139,800	$507,127		$5,994	$26,067	$1,074,217
Vice President, Treasurer	2009	$215,220	$32,860		$50,700	$176,150		$4,100	$41,390	$520,420
and Principal Financial	2008	$219,440	$72,920		$66,700	$0		$14,200	$36,901	$410,161
Officer (9)
Augustus I. duPont	2010	$324,885	$191,640		$279,600	$563,475		$221,588	$43,623	$1,624,811
Vice President, General	2009	$316,506	$49,290		$101,400	$243,900		$286,952	$59,266	$1,057,314
Counsel and Secretary	2008	$322,712	$397,414	(7)	$200,100	$0		$246,470	$57,477	$1,224,173
Max H. Mitchell	2010	$357,889	$479,100		$372,800	$315,454		$50,641	$34,986	$1,610,870
President, Fluid	2009	$307,002	$131,440		$101,400	$150,645		$69,545	$46,857	$806,889
Handling Group	2008	$313,022	$218,760		$200,100	$650,940		$41,111	$45,800	$1,469,733
Bradley L. Ellis	2010	$282,615	$319,400		$326,200	$507,975		$61,915	$37,551	$1,535,656
President, Merchandising	2009	$270,644	$131,440		$101,400	$0		$107,995	$49,987	$661,466
Systems Group	2008	$270,644	$247,928	(7)	$200,100	$249,961		$58,370	$44,812	$1,071,815
Timothy J. MacCarrick	2010	$166,535	$95,820		$279,600	$0		$0	$14,907	$556,862
Vice President,	2009	$372,692	$49,290		$101,400	$230,350		$0	$41,934	$795,666
Chief Financial Officer (10)	2008	$156,093	$220,920		$180,000	$0	(11)	$0	$344,851	$901,864

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of time-based and retirement-based restricted shares of Crane Co. stock or RSUs made during the indicated year. For details of individual grants of RSUs during 2010 please see the Grants of Plan-Based Awards table below. Mr. MacCarrick forfeited the unvested portion of his previous grants of restricted stock and RSUs, including the entire grant received in 2010, when his employment terminated on May 21, 2010; there were no other forfeitures of restricted shares or RSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2010 please see the Grants of Plan-Based Awards table below. Mr. MacCarrick forfeited the unvested portion of his previous grants of stock options, including the entire grant received in 2010, when his employment terminated on May 21, 2010; there were no other forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

(3)	Amounts shown in this column for all named executive officers in 2009 and 2010, and for Messrs. Mitchell and Ellis in 2008, are additions to the EVA account in which the named executive officer participates. For 2008, Messrs. Fast ($248,100), Maue ($12,405), Krawitt ($49,620), duPont ($78,565) and MacCarrick ($82,700), who participated in the Corporate EVA Incentive Compensation Plan, received negative awards, resulting in deductions from their EVA plan balances for 2008. Mr. Ellis, who participates in the Merchandising Systems EVA Incentive Compensation Plan, received a negative award resulting in a deduction of ($148,268) from his EVA plan balance for 2009. In accordance with Securities and Exchange Commission rules, these deductions are shown as zeroes in the Summary Compensation Table. For a full explanation of the operation of the EVA plans please refer to the narrative disclosure below under “Annual Compensation of the Named Executive Officers” and to the Compensation Discussion and Analysis at page 21.

(4)	The amount shown in this column for Messrs. Fast, duPont, Mitchell and Ellis includes the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and, in the case of Messrs. Fast, duPont and Ellis, the Crane Co. Benefit Equalization Plan) from December 31, 2009 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2009) to December 31, 2010 (the pension plan measurement date with respect to Crane’s audited financial statements for 2010). For additional information regarding defined benefit plans, please see the Pension Benefits table below. Also included is interest earned at a rate of 6% on the unpaid EVA bank balance from the prior year, as follows: Mr. Fast, $3,273; Mr. Maue, $3,572; Mr. Krawitt, $5,994; Mr. duPont, $7,802; Mr. Mitchell, $24,717; and Mr. Ellis, $1,214. Please see the Compensation Discussion and Analysis under the caption “Design and Operation of Executive Compensation Program—EVA—Corporate EVA Plan—Participation Percentages; Target Bonuses; Payouts” on page 22.

(5)	Amounts in this column for 2010 include the following:

			Personal Use		Company Match
	Dividends Paid	Personal Use	of Company-	Contribution	of Employee
	on Restricted	of Company	Provided	to Retirement	401(k)	Insurance
	Stock/RSUs*	Aircraft**	Car	Account	Contributions	Premiums

E. C. Fast	$240,632	$83,492	$20,418	—	$4,125	$2,474
R. A. Maue	$6,795	—	$16,903	$4,900	$3,948	$664
A. L. Krawitt	$6,050	—	$10,869	$4,900	$3,675	$573
A. I. duPont	$24,220	—	$14,437	—	$4,125	$841
M. H. Mitchell	$21,930	—	$8,113	—	$4,125	$818
B. L. Ellis	$20,796	—	$13,323	—	$2,726	$706
T. J. MacCarrick	$1,950	—	$7,645	$4,900	—	$412

*	Dividends are paid on shares of restricted stock and RSUs at the same rate as on all other shares of Common Stock.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 40.

(6)	Mr. Fast also served as acting Chief Financial Officer from November 14, 2007 to July 27, 2008.

(7)	Includes retirement shares granted in January 2008, to participating executives in respect of retirement benefits accrued for service during 2006 and 2007. No shares were granted under this program in 2007, and the program was discontinued in 2008. The amounts attributable to retirement shares are as follows: Mr. Fast, $708,107; Mr. duPont, $58,625; and Mr. Ellis, $29,168. In each case, based upon calculations by Buck Consultants, the Company’s pension actuary, slightly more than one-half of such shares were attributable to retirement benefits accrued for service during 2007; for Mr. Fast, 15,105 shares were attributable to 2007 service and 13,395 shares were attributable to 2006 service.

(8)	Mr. Maue, who has been Vice President, Controller of the Company since August 2007, assumed additional responsibilities, including joint responsibility with Mr. Krawitt for financial matters, as of May 24, 2010.

(9)	Mr. Krawitt, who has been Vice President, Treasurer of the Company since September 2006, assumed additional responsibilities, including joint responsibility with Mr. Maue for financial matters, as of May 24, 2010.

(10)	Mr. MacCarrick joined Crane Co. as Vice President and Chief Financial Officer on July 28, 2008 and resigned effective May 21, 2010.

(11)	Mr. MacCarrick received in February 2009 a guaranteed EVA payout of $200,000 pursuant to terms of employment negotiated in connection with his hiring on July 28, 2008. This amount is included under “All Other Compensation” for 2008. See the Compensation Discussion and Analysis under the caption “Design and Operation of Executive Compensation Program—EVA—Corporate EVA Plan—Participation Percentages; Target Bonuses; Payouts” on page 22.

2010 Grants of Plan-Based Awards

		Estimated Future		All Other		Grant Date
		Payouts Under	All Other	Option Awards:	Exercise or	Fair Value
		Non-Equity	Stock Awards:	Number of	Base Price	of Stock
		Incentive Plan	Number of	Securities	of Option	and Option
		Awards-Target	Shares of Stock	Underlying	Awards	Awards
Name	Grant Date (1)	($) (2)	or Units (#)	Options (#)	($/Sh) (3)	($) (4)

E. C. Fast	N/A	$1,690,424
	January 25, 2010		80,000			$2,555,200
	January 25, 2010			180,000	$31.94	$1,677,600
	February 22, 2010		40,000			$1,306,000
	February 22, 2010			30,000	$32.65	$284,100

R. A. Maue	N/A	$507,127
	January 25, 2010		3,500			$111,790
	January 25, 2010			15,000	$31.94	$139,800
	May 24, 2010		2,000			$61,320

A. L. Krawitt	N/A	$507,127
	January 25, 2010		3,000			$95,820
	January 25, 2010			15,000	$31.94	$139,800
	May 24, 2010		2,000			$61,320

A. I. duPont	N/A	$563,475
	January 25, 2010		6,000			$191,640
	January 25, 2010			30,000	$31.94	$279,600

M. H. Mitchell	N/A	$315,454
	January 25, 2010		15,000			$479,100
	January 25, 2010			40,000	$31.94	$372,800

B. L. Ellis	N/A	$281,737 (5)
	N/A	$226,238 (6)
	January 25, 2010		10,000			$319,400
	January 25, 2010			35,000	$31.94	$326,200

T. J. MacCarrick	January 25, 2010		3,000			$95,820
	January 25, 2010			30,000	$31.94	$279,600

(1)	All grants were effective as of the date on which the Compensation Committee voted to approve them. Awards under the corporate and business unit EVA plans relating to the 2010 performance of the business and of the individual were finalized and approved at the January 24, 2011 meeting of the Compensation Committee.

(2)	The amounts shown are additions to the EVA account in which the named executive officer participates, as described in Note 3 to the Summary Compensation Table and in the Compensation Discussion and Analysis which begins on page 17. Both the amount of the EVA pool and the participant’s percentage of the pool are approved by the Compensation Committee, based on the performance of both the business and the individual, in January of the year following the year to which the award relates. Because there are no “maximum” or “threshold” amounts under the EVA Plans, the corresponding columns are omitted from the table.

(3)	The exercise price of options awarded under the plan in effect at the time of the 2010 annual grants, the 2009 Stock Incentive Plan, is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(4)	The grant date fair value of each RSU, calculated in accordance with FASB ASC Topic 718 by taking the closing trading price on the date of grant, is $31.94 for the January 25, 2010 grants, $32.65 for the February 22, 2010 grants and $30.66 for the May 24, 2010 grants. The grant date fair value of each stock option, calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model, is $9.32 for the January 25, 2010 grants and $9.47 for the February 22, 2010 grants.

(5)	This amount was added to Mr. Ellis’s Corporate EVA account.

(6)	This amount was added to Mr. Ellis’s Merchandising Systems EVA account.

Annual Compensation of the Named Executive Officers

Base Salary—The base annual salary of the Chief Executive Officer is determined by the terms of his employment agreement, subject to annual increases as recommended by the Management Organization and Compensation Committee and approved by the Board of Directors. The base annual salary of each of the named executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer and reviewed by the Committee. Based on the base salaries of the named executive officers, as well as the fair value of equity awards and non-equity incentive plan awards granted to them in 2010, base salary accounted for approximately 17% of the total compensation of the named executive officers.

EVA—Messrs. Fast, Maue, Krawitt, duPont, Ellis and MacCarrick each received awards under the Crane Co. Corporate EVA Incentive Compensation Plan, calculated with reference to Crane Co.’s financial results for 2010. Mr. Mitchell received an award under the Fluid Handling Group EVA Plan, and Mr. Ellis received an award under the Merchandising Systems Group EVA Plan, in each case including both cash compensation and grants of potential future benefits. Grants relating to 2010 performance were not fixed until the first meeting of the Compensation Committee and the Board of Directors in 2011. The operation of the EVA plans is described in detail beginning on page 21 in the Compensation Discussion and Analysis.

Stock Options and RSUs—In 2010, consistent with previous practice, Crane Co. made annual grants of stock options and RSUs to executives and other key employees, including Messrs. Fast, Maue, Krawitt, Mitchell, duPont, Ellis and MacCarrick, at the January 25 meeting of the Compensation Committee. Additional grants of RSUs were made to Mr. Maue and Mr. Krawitt on May 24 in connection with promotions.

Options expire, unless exercised, six years after grant. Options become exercisable 25% per year over four years. The exercise price of the options granted on January 25, 2010 was $31.94, and the exercise price of the options granted on February 22, 2010 was $32.65, which was in each case the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2009 Stock Incentive Plan by taking the closing price on the grant date.

The exercise price may be paid by delivery of shares already owned, and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

The RSUs vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant, or upon the participant’s earlier death, permanent disability, normal retirement at age 65, or early retirement at age 62 or older with at least ten years of service, or upon a change in control of Crane Co.

Retirement Shares—Certain provisions of the Internal Revenue Code limit the amount of compensation that can be considered in determining benefits under a tax-qualified defined benefit plan. From 1995 to 2008, the Committee administered a retirement plan for selected executive officers and other key employees using grants of restricted stock to make up the shortfall in pension benefits imposed by this tax limitation. Such grants vest on the earlier of the executive’s normal retirement date at age 65 or the tenth anniversary of the date of grant, except in the case of Mr. Fast, whose shares would also vest in the event of his early retirement on or after the tenth anniversary of his date of hire, i.e. September 27, 2009. Grants were made under this program in 2008 to Messrs. Fast, duPont and Ellis.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer the number of unexercised options and the number of shares of restricted stock or RSUs that had not vested as of December 31, 2010. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
							Market Value of
	Number of	Number of		Option		Number of Shares or	Shares or Units of
	Securities Underlying	Securities Underlying		Exercise	Option	Units of Stock That	Stock That
	Unexercised Options	Unexercised Options		Price	Expiration	Have Not Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable (1)		($)	Date	(#) (2)	($) (3)

E. C. Fast						279,805	$11,491,591
	250,000	0		$23.23	1/28/2012
	100,000	0		$36.58	1/23/2012
	75,000	25,000	(4)	$36.64	1/29/2013
	65,000	65,000	(5)	$36.46	1/28/2014
	32,500	97,500	(6)	$16.43	1/26/2015
	0	180,000	(7)	$31.94	1/25/2016
	0	30,000	(8)	$32.65	2/22/2016

R. A. Maue						8,000	$328,560
	7,500	2,500		$46.48	9/24/2013
	5,000	5,000	(5)	$36.46	1/28/2014
	3,750	11,250	(6)	$16.43	1/26/2015
	0	15,000	(7)	$31.94	1/25/2016

A. L. Krawitt						7,500	$308,025
	10,000	0		$40.75	9/25/2012
	3,750	1,250	(4)	$36.64	1/29/2013
	5,000	5,000	(5)	$36.46	1/28/2014
	3,750	11,250	(6)	$16.43	1/26/2015
	0	15,000	(7)	$31.94	1/25/2016

A. I. duPont						27,861	$1,144,251
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	25,000	0		$36.58	1/23/2012
	18,750	6,250	(4)	$36.64	1/29/2013
	15,000	15,000	(5)	$36.46	1/28/2014
	7,500	22,500	(6)	$16.43	1/26/2015
	0	30,000	(7)	$31.94	1/25/2016

M. H. Mitchell						25,500	$1,047,285
	6,250	0		$36.58	1/23/2012
	15,000	7,500	(4)	$36.64	1/29/2013
	15,000	15,000	(5)	$36.46	1/28/2014
	7,500	22,500	(6)	$16.43	1/26/2015
	0	40,000	(7)	$31.94	1/25/2016

	Option Awards					Stock Awards
							Market Value of
	Number of	Number of		Option		Number of Shares or	Shares or Units of
	Securities Underlying	Securities Underlying		Exercise	Option	Units of Stock That	Stock That
	Unexercised Options	Unexercised Options		Price	Expiration	Have Not Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable (1)		($)	Date	(#) (2)	($) (3)

B. L. Ellis						24,112	$990,280
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	25,000	0		$36.58	1/23/2012
	22,500	7,500	(4)	$36.64	1/29/2013
	15,000	15,000	(5)	$36.46	1/28/2014
	7,500	22,500	(6)	$16.43	1/26/2015
	0	35,000	(7)	$31.94	1/25/2016

T. J. MacCarrick	none	none				none

(1)	Options will vest on the dates indicated in the corresponding footnote; options also vest upon normal retirement at or after age 65, or upon termination after a change in control.

(2)	Shares of restricted stock and RSUs shown in this column include both time-based and retirement-based restricted shares. Time-based restricted shares and RSUs will vest according to the following schedule:

Vesting Date	Fast	Maue	Krawitt	duPont	Mitchell	Ellis

January 25, 2011	20,000	875	750	1,500	3,750	2,500
January 26, 2011	15,000	500	500	750	2,000	2,000
January 28, 2011*	20,000	250	500	1,000	1,500	1,500
January 29, 2011*	12,500			1,000	1,500	1,500
February 22, 2011	10,000
May 24, 2011		500	500
September 24, 2011*		500
January 25, 2012	20,000	875	750	1,500	3,750	2,500
January 26, 2012	15,000	500	500	750	2,000	2,000
January 28, 2012*	20,000	250	500	1,000	1,500	1,500
February 22, 2012	10,000
May 24, 2012		500	500
January 25, 2013	20,000	875	750	1,500	3,750	2,500
January 26, 2013	15,000	500	500	750	2,000	2,000
February 22, 2013	10,000
May 24, 2013		500	500
January 25, 2014	20,000	875	750	1,500	3,750	2,500
February 22, 2014	10,000
May 24, 2014		500	500

*	Grants made in 2007 and 2008. For all other grants, vesting also occurs upon normal retirement at age 65, or early retirement at age 62 or older with at least ten years of service or upon a change in control.

Retirement-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	duPont	Ellis

January 28, 2012	5,605	2,311	212
January 24, 2015	22,600	6,600	2,200
January 23, 2016	5,600	800	400
January 28, 2018	28,500	6,900	800

Retirement-based restricted shares will also vest fully, in the case of Mr. duPont and Mr. Ellis, upon normal retirement at age 65. For Mr. Fast, retirement-based shares vest fully upon early retirement if after the tenth anniversary of his date of hire (September 27, 2009).

(3)	Computed using a price of $41.07 per share, which was the closing market price of Crane Co. stock on the last trading day of 2010.

(4)	The unvested portion of this option grant will vest on January 29, 2011.

(5)	The unvested portion of this option grant will vest 50% on January 28, 2011 and 100% on January 28, 2012.

(6)	The unvested portion of this option grant will vest 33% on January 26, 2011, 67% on January 26, 2012, and 100% on January 26, 2013.

(7)	The unvested portion of this option grant will vest 25% on January 25, 2011, 50% on January 25, 2012, 75% on January 25, 2013, and 100% on January 25, 2014.

(8)	The unvested portion of this option grant will vest 25% on February 22, 2011, 50% on February 22, 2012, 75% on February 22, 2013, and 100% on February 22, 2014.

2010 Option Exercises and Stock Vested

The following table provides information on each exercise of stock options, and each vesting of restricted stock and RSUs, for each of the named executive officers during 2010. The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date), and the exercise price of the options. The value realized on vesting of restricted stock and RSUs is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the closing price on that date).

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares/Units	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

E. C. Fast	640,000	$5,477,496	47,500	$1,434,650
R. A. Maue	—	—	1,250	$41,615
A. L. Krawitt	—	—	1,000	$30,135
A. I. duPont	100,000	$669,365	4,050	$131,434
M. H. Mitchell	—	—	5,000	$151,410
B. L. Ellis	100,000	$1,031,600	9,800	$162,546
T. J. MacCarrick	7,500	$144,448	750	$22,838

Retirement Benefits

All officers of Crane Co. hired before January 1, 2006, including Messrs. Fast, duPont, Mitchell and Ellis, are participants in Crane Co.’s Pension Plan for All Eligible Employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $245,000 for 2010 and is subject to adjustment in future years.

In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan under which participating executives will receive a retirement benefit intended to restore the portion of the retirement benefit under the Company’s pension plan that is not payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all prior grants of so-called “Retirement Shares” is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit Equalization Plan was amended and restated effective December 8, 2008 to provide that, in the event of retirement at age 62 or older with ten years of service, a participating executive would be eligible to receive benefits under the Plan without the reduction factor set forth in the Company’s tax-qualified pension plan of 3% per year prior to age 65. The executives currently participating in this plan are Messrs. Fast, duPont and Ellis and one other executive officer.

For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to two percent of covered compensation as described above, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. Maue and Mr. Krawitt and three other executive officers are covered by this retirement benefit, as was Mr. MacCarrick.

The table below sets forth the number of years of credited service and the present value at December 31, 2010 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

Pension Benefits

		Number of		Payments
		Years Credited	Present Value	During Last
		Service	of Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)

E. C. Fast	Crane Co. Pension Plan for	11	$339,541	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	11	$1,810,679	—
A. I. duPont	Crane Co. Pension Plan for	15	$394,000	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	15	$538,159	—
M. H. Mitchell	Crane Co. Pension Plan for	7	$94,438	—
	Eligible Employees
B. L. Ellis	Crane Co. Pension Plan for	14	$143,122	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	14	$111,871	—

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2010, does not permit annual retirement benefit payments to exceed the lesser of $195,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the payments that would be made to each of the named executive officers (except Mr. MacCarrick, whose employment ended May 21, 2010) under a variety of circumstances, assuming that each had taken place on December 31, 2010: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.  Each of the named executive officers except Mr. MacCarrick has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years; plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses; all accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years after termination. If a change in control had taken place on December 31, 2010, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts (exclusive of the value of the EVA bank discussed under the caption “EVA Plans” below): Mr. Fast, $7,622,876; Mr. Maue, $2,205,784; Mr. Krawitt, $2,061,240; Mr. duPont, $2,552,667; Mr. Mitchell, $3,290,668; and Mr. Ellis, $2,064,536. The Company’s best estimate of the value of the continuation for three years of each executive’s medical coverage and other benefits is as follows: Mr. Fast, $69,278; Mr. Maue, $47,638; Mr. Krawitt, $50,956; Mr. duPont, $61,286; Mr. Mitchell, $48,173; and Mr. Ellis, $45,443.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee. As described in the Compensation Discussion and Analysis at page 18, in 2010 the Company adopted a new form of change in control agreement. Agreements entered into prior to this change provide that termination of employment by the employee for any reason during the 30-day period immediately following the first year after a change in control shall be deemed a termination for “Good Reason.” Agreements in the revised form do not include this provision.

Under the agreements entered into in the earlier form, if it is determined that any economic benefit or payment or distribution by Crane Co. to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the stock option and restricted stock plans of Crane Co.) (“Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide that Crane Co. shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such additional payments, the employee will retain an amount sufficient to pay the excise tax on all the Payments. If a change in control had taken place on December 31, 2010, and employment had terminated immediately thereafter, the named executive officers would have become entitled to the following payments under this provision: Mr. Maue, $1,124,392; Mr. Krawitt, $1,096,732; and Mr. Mitchell, $1,430,385.

EVA Plans.  Under the terms of the Crane Co. EVA Plan and the operating group EVA plans, the EVA bank account is forfeited if a participant resigns voluntarily or is terminated, but is paid in full in the event of retirement at age 65 (or earlier at the discretion of the Compensation Committee), death or disability, or upon a change in control. The

EVA bank accounts of the named executive officers at December 31, 2010, taking into account the grants of awards based on 2010 results and the related payouts, which took place in the first quarter of 2011, stood as follows: Mr. Fast, $577,526; Mr. Maue, $241,557; Mr. Krawitt, $289,411; Mr. duPont, $312,441; Mr. Mitchell, $376,061; and Mr. Ellis, $226,418.

Benefit Equalization Plan.  Mr. Fast, Mr. duPont and Mr. Ellis participate in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 26 and under the caption “Retirement Benefits” on page 36. Assuming their separation from service as of December 31, 2010, they would have become entitled to benefits valued as follows: Mr. Fast, $1,810,679; Mr. duPont, $538,159; and Mr. Ellis, $111,871. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Stock and RSUs.  Under the terms of the Stock Incentive Plan, any unvested shares of restricted stock and RSUs are forfeited in the event of resignation or termination, but vest immediately upon a change in control. The Compensation Committee may, in its sole discretion, waive the forfeiture period and allow shares of restricted stock and RSUs to vest in the event of retirement, death or disability, and the table on the following page assumes that they would do so. If the then unvested restricted stock and RSUs owned by each of the named executive officers had become vested as of December 31, 2010, and assuming the value of Crane Co. stock to be $41.07 per share, the closing price on the last trading day of 2010, the aggregate value to each of the named executive officers would have been as follows: Mr. Fast, $11,491,591; Mr. Maue, $328,560; Mr. Krawitt, $308,025; Mr. duPont, $1,144,251; Mr. Mitchell, $1,047,285; and Mr. Ellis, $990,280. See “2010 Outstanding Equity Awards at Fiscal Year-End” on page 34.

Stock Options.  Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, but unvested options become exercisable in the event of retirement, death or permanent disability, or termination following a change in control. If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2010, and assuming the value of Crane Co. stock to be $41.07 per share, the closing price on the last trading day of 2010, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Fast, $4,708,800; Mr. Maue, $437,200; Mr. Krawitt, $442,738; Mr. duPont, $925,138; Mr. Mitchell, $1,021,975; and Mr. Ellis, $976,325.

Employment Agreement—Mr. Fast.  On January 22, 2001, Crane Co. entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of Crane Co. commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment.

If Crane Co. terminates Mr. Fast’s employment other than for Cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years. If Crane had terminated Mr. Fast’s employment as of December 31, 2010, such cash payment would have been $4,875,768. In addition, all of Mr. Fast’s stock options would become fully vested and exercisable and all of his restricted stock would become fully vested, yielding the values set forth in the preceding paragraphs captioned “Restricted Stock” and “Stock Options.”

Severance Pay.  Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. In the case of Mr. Fast, this severance policy would be superseded by the terms of his employment agreement, discussed in the preceding paragraph. Under this practice, if each of the other named executive officers had been terminated as of December 31, 2010, the severance to which they would have been entitled would have been as follows: Mr. Maue, $312,903; Mr. Krawitt, $272,589; Mr. duPont, $352,822; Mr. Mitchell, $387,882; and Mr. Ellis, $299,324.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2010, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

						Change in
	Voluntary	Involuntary		Death or	Change in	Control and
Name	Resignation(1)	Termination	Retirement	Disability	Control	Termination

E. C. Fast	$1,810,679	$22,886,838	$18,588,596	$17,683,257	$12,069,117	$26,280,751
R. A. Maue	—	$312,903	$1,007,317	$1,007,317	$570,117	$4,385,131
A. L. Krawitt	—	$272,589	$1,040,170	$1,040,170	$597,436	$4,249,102
A. I. duPont	$538,159	$890,981	$2,919,989	$2,650,910	$1,456,692	$5,533,943
M. H. Mitchell	—	$387,882	$2,445,321	$2,445,321	$1,423,346	$7,214,547
B. L. Ellis	$111,871	$411,195	$2,304,894	$2,248,958	$1,216,698	$4,414,873

(1)	Amounts in this column represent the present value of benefits that would be payable over a period of years under the Benefit Equalization Plan. See “Pension Benefits” on page 37.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.  Crane Co. has entered into indemnification agreements with Mr. Fast, each other director, Messrs. Maue, Krawitt, duPont, Mitchell and Ellis, and the seven other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft.  Crane Co. has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under these agreements, which became effective on January 1, 2004 and were renewed on January 30, 2007, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. Effective January 1, 2009, the agreement with Mr. Evans was amended to provide that he pay the aggregate incremental cost of aircraft operation. During 2010, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $0 and $83,492, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

OTHER TRANSACTIONS AND RELATIONSHIPS

Mr. Queenan.  The law firm of K&L Gates LLP furnished legal services to Crane Co. in 2010, predominantly for asbestos-related matters, for which Crane Co. paid approximately $31.6 million. Mr. Queenan retired in 1995 as a partner of a predecessor law firm; he remains senior counsel to the firm, but no longer has any interest in its profits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of Crane Co., and no executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2010, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time.

ITEM 3: APPROVAL OF ANNUAL INCENTIVE PLAN

In 2010, the Management Organization and Compensation Committee of the Board of Directors (the “Committee”) and its outside compensation consultant, Aon Hewitt, reviewed the Company’s performance incentive compensation programs and practices. As a result of this review, the Committee determined to adopt a new annual incentive plan that permits the use of a range of different performance metrics. These performance metrics may be used individually or in combination with one another to provide appropriate incentives to eligible officers and key employees. This approach will provide the Committee with greater flexibility in designing annual incentive awards tailored to the specific business needs and strategic plans of the Company over time. In addition, by using performance metrics linked to the Company’s annual operating plan, greater transparency may be achieved between operating results and performance rewards, thereby enhancing the incentive effects of the annual cash bonus plan.

On the recommendation of the Committee, the Board of Directors has approved the Company’s Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan will be effective as of January 1, 2011, subject to shareholder approval. We are asking our shareholders to approve the Incentive Plan, including the material performance terms of the Incentive Plan, as a matter of good corporate governance and to preserve our ability to take a federal tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), for certain performance-based compensation awards. Section 162(m) limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million in any year. The term “covered employee” includes our chief executive officer and the three other most highly compensated executive officers who are required to be disclosed in our proxy statement as a “named executive officer.” Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by shareholders.

Accordingly, this proposal requests approval of the Incentive Plan by our shareholders. Set forth below is a summary of the principal provisions of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan set forth in Appendix A to this Proxy Statement. If this proposal is not adopted, we will continue to be able to grant performance-based awards, but certain awards to executive officers may no longer be fully tax deductible by the Company.

Eligibility and Limitation on Awards

The Incentive Plan generally is administered and interpreted by the Committee. The participants in the Incentive Plan are the officers and key employees of the Company and its subsidiaries who are designated as participants by our Chief Executive Officer. However, the Committee determines eligibility for any executive officer of the Company, including any “covered employee” as defined under Section 162(m). If the Incentive Plan is approved, it is expected that all twelve current executive officers and 141 other key employees would be eligible to participate in the Incentive Plan in 2011.

Any participant who is a “covered employee” may not, in any calendar year, receive an award exceeding $3,500,000. The Committee retains discretion to reduce (including a reduction to zero) any award otherwise payable under the Incentive Plan, even if the applicable level of performance has been met.

Performance Measures

For each calendar year, the Committee will establish one or more performance objectives in writing within ninety (90) days after the beginning of the calendar year or other performance period that will apply to each award. The performance objectives selected will be expressed as a specified target amount, target amount of growth, target rate of growth, or similar numerical goal, with respect to one or more of the following business criteria (the “Performance Measures”):

•	net sales; sales of a particular product or line of products;

•	gross profit; ratio of gross profit to sales;

•	operating profit; ratio of operating profit to sales (in each case either before or after taxes and before or after allocation of corporate overhead and bonuses);

•	net income; earnings per share;

•	adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization);

•	cash flow from operations; free cash flow;

•	return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics;

•	share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index);

•	financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses (in each case either absolutely or in proportion to another financial statement item such as assets or sales); or

•	implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (i) environmental, health and/or safety goals (including lost workday rates); (ii) customer satisfaction; (iii) inventory turns; (iv) lead time; (v) on-time delivery; (vi) purchase price index; (vii) days sales outstanding; (viii) quality; (ix) research and development; (x) specific products/projects (including new product introductions); and (xi) recruitment or retention of personnel.

Performance Measures may, in the discretion of the Committee, be established on a Company-wide basis or (except for criteria relating to share price or per-share financial measures) with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. In addition, Performance Measures may be absolute or relative (to the performance of one or more comparable companies or indices) and may differ for awards granted to any one participant or to different participants. For participants who are not “covered employees” under Section 162(m), the Committee may establish performance goals or criteria other than the Performance Measures, including without limitation subjective criteria, and the Committee may apply discretion to either increase or decrease award amounts.

The Committee has the authority to make equitable adjustments in the criteria for certain special items, such as in connection with: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; (iii) environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization and restructuring programs; (vii) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; and (ix) foreign exchange gains and losses. Any such adjustments will be made consistent with the principles of Section 162(m) with respect to “covered employees.”

Adjustments for Job Changes

If a participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. However, no such adjustments will be applied to awards to “covered employees” as defined in Section 162(m), except to the extent the Committee exercises negative discretion, as permitted under Section 162(m).

Effect of Termination of Employment or Change in Control During Performance Period

In the event of a participant’s death, “Permanent Disability” (as defined in the Incentive Plan) or “Retirement” (as defined in the Incentive Plan) during a performance period, the participant will be entitled to a pro rated payment of his or her award based on actual performance determined after the close of the performance period. If a participant terminates employment with the Company or any subsidiary during the performance period for any other reason, his or her award will be forfeited.

In the event of a “Change in Control” (as defined in the Incentive Plan) of the Company during a performance period, a pro rated interim payment will be made following the Change in Control in an amount equal to the greater of the participant’s “target” award and the participant’s Incentive Plan award paid for the most recently completed performance period. The participant will continue to be eligible for his or her Incentive Plan award for the performance period in which the Change in Control occurs, subject to the terms and conditions of such award, and the amount of the interim payment will be offset against any such award that may become payable following the performance period.

Amendment and Termination

The Board of Directors may modify, suspend or terminate the Incentive Plan at any time in its discretion, subject to approval of the Company’s shareholders if necessary to satisfy the requirements of Section 162(m).

Periodic Re-Approval by Shareholders

As the Committee has authority to vary the specific Performance Measures used for each performance period, the Plan must be approved by shareholders at least every five years in order for payments to continue to qualify as fully deductible performance-based compensation under Section 162(m).

New Plan Benefits

As benefits under the Incentive Plan are based on financial and other performance in the future, the amount of benefits payable to specific participants is not determinable at this date. On January 24, 2011, subject to shareholder approval of the Incentive Plan, the Committee set target awards and corresponding performance targets for the Company’s named executive officers, all Company executive officers as a group and all other non-executive employees for the 2011 calendar year as set forth in the table below (non-employee directors are not included in the table as they are not eligible to participate in the Plan):

Annual
Incentive Plan
Target Dollar
Name and Position	Value ($)

E. C. Fast, President and CEO	$1,100,000
R. A. Maue, Vice President, Controller and Principal Accounting Officer	$293,333
A. L. Krawitt, Vice President, Treasurer and Principal Financial Officer	$293,333
A. I. duPont, Vice President, General Counsel and Secretary	$293,333
M. H. Mitchell, President, Fluid Handling Group	$306,000
B. L. Ellis, President, Merchandising Systems Group	$278,224
Executive Officer Group (13 persons)	$4,047,042
Non-Executive Officer Employee Group (141 persons)	$10,012,185

Performance metrics for 2011 consist of targeted earnings per share (75% of the award) and free cash flow (25% of the award) for the Chief Executive Officer and other corporate executives, and operating profit (70% of the award), cash flow from operations (15% of the award) and specified key performance indicators (15% of the award) for group presidents and other executives of the Company’s business units. In addition to the targeted performance goals, the Committee set minimum threshold and maximum cap values for each performance metric, so that final payments may range from $0 to 200% of the target award amounts.

Vote Required

Approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting of Shareholders. See Outstanding Shares and Required Votes, page 1.

The Board of Directors recommends that you vote FOR approval of the Annual Incentive Plan.

ITEM 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules adopted by the Securities and Exchange Commission, we are asking shareholders to express their opinion of the compensation of the Named Executive Officers in 2010, as described elsewhere in this Proxy Statement.

The Compensation Discussion and Analysis beginning on page 17 above describes the four objectives of Crane Co.’s executive compensation program:

(1) to attract and retain highly-qualified executives;

(2) to provide those executives with incentives to continuously improve operating results and to increase shareholder value without encouraging unnecessary and excessive risk-taking by our executives;

(3) to provide benefit programs that are competitive with those of relevant peer companies; and

(4) to ensure continuity in the event of a change-in-control transaction.

The Compensation Discussion and Analysis explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as put into practice in 2010, was aligned with these four objectives. Balancing medium-term and long-term compensation elements, the program directly links incentive compensation for executives with increases in shareholder value, principally by means of annual cash bonuses based on economic value added, stock options and RSUs. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, has been instrumental in enabling the Company to achieve superior financial performance and investor returns in a period of great volatility and uncertainty.

The Board strongly endorses the Company’s actions in this regard, and recommends that shareholders vote for the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as disclosed in the Proxy Statement is approved.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of the Shareholders. See Outstanding Shares and Required Votes, page 1. In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s shareholders expressed pursuant to this vote.

ITEM 5: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES
ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company will include in its proxy materials for subsequent Annual Meetings a non-binding resolution similar to Item 4 above.

In accordance with the Dodd-Frank Act and the related SEC rules, the Board is asking shareholders to express their opinion as to how frequently the advisory vote on compensation should be solicited: every year, every second year, or every third year.

The Board believes that an annual advisory vote on executive compensation, providing the Board with timely information on shareholders’ views of Crane Co.’s compensation practices each year, is the best approach for the Company. Accordingly, the Board recommends that shareholders vote in favor of holding the advisory vote on compensation annually.

Vote Required

The alternative which receives the largest number of votes, even if not a majority, will be considered the preference of the Company’s shareholders. See Outstanding Shares and Required Votes, page 1. In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s shareholders expressed pursuant to this vote.

MISCELLANEOUS

Solicitation of Proxies.  Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $11,000 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.  The Audit Committee Report on page 13 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

Next Annual Meeting; Shareholder Proposals.  The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2012 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 10, 2011. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2012 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 20, 2011 and no later than January 19, 2012. If we do not receive notice by that date, then such proposals may not be presented at the 2012 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT
Secretary

APPENDIX A

CRANE CO. ANNUAL INCENTIVE PLAN

1.	PURPOSE

The purpose of the Crane Co. Annual Incentive Plan (the “Plan”) is to enhance the ability of Crane Co. (the “Company”) and its subsidiaries to motivate, attract and retain the services of individuals upon whose judgment, interest and special effort the successful conduct of the Company’s business is largely dependent. The Plan furthers these goals by providing eligible employees of the Company and its subsidiaries an opportunity to participate in the Company’s success by earning cash incentive compensation based on the achievement by the Company of certain pre-established goals and the employees’ contributions towards meeting the goals.

2.	DEFINITIONS

For purposes of this Plan, the following capitalized terms shall have the respective meanings set forth below:

(a) “Award” means an annual incentive award granted under the terms of this Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, with respect to a Participant, any of the following as determined by the Company: (i) personal dishonesty or breach of fiduciary duty by the Participant involving personal profit at the expense of the Company; (ii) repeated violations by the Participant of the Participant’s obligations under any written employment or other agreement with the Company which are demonstrably willful and deliberate on the Participant’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the Participant’s commission of a criminal act related to the performance of the Participant’s duties, or the Participant’s furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) the Participant’s habitual intoxication by alcohol or drugs during work hours; or (v) the Participant’s conviction of a felony.

(d) “Change in Control” means the occurrence of one of the following: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of the common stock of the Company calculated as provided in paragraph (d) of said Rule 13d-3, other than a transaction that is not a Change in Control under clause (ii) of this definition; (ii) the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction of the Company with any other corporation, other than a reorganization, merger, statutory share exchange, consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction; (iii) the consummation of any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (iv) a majority of the members of the Board being replaced during any twelve (12) month period commencing on the effective date of this Plan, by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f) “Company” shall have the meaning given to such term in Section 1.

(g) “Committee” means the Management Organization and Compensation Committee of the Board.

(h) “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(i) “Participant” means an individual designated in accordance with Section 4 as eligible to participate in the Plan.

(j) “Permanent Disability” means a physical or mental disability or infirmity that prevents the performance of the Participant’s services for the Company and its subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee’s determination of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.

(k) “Retirement” means the Participant’s termination of employment for any reason other than death, Permanent Disability or Cause upon or after the earlier of the date that the Participant attains (i) age 65 or (ii) age 62 and would be credited with at least 10 “Years of Service” (as defined in Crane Co.’s Pension Plan for All Eligible Employees or the equivalent service term in any successor to the Pension Plan, and regardless of whether the Participant is a participant in such Pension Plan).

3.	ADMINISTRATION

(a) Committee Duties and Authority.  The Plan will be administered by the Committee. The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any Awards, to impose such conditions and restrictions on Awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and Awards made under the Plan as it may deem necessary or advisable. Notwithstanding the foregoing, the Committee may, in its discretion, delegate any or all of its powers and duties hereunder to the Company’s Chief Executive Officer, provided that, with respect to the participation hereunder by any Covered Employee, all such powers and duties shall remain with the Committee to the extent necessary to ensure, to the extent practicable, that amounts payable under this Plan qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(b) Other Administrative Matters.  The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received Awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	ELIGIBILITY

The persons who shall participate in this Plan shall be such officers and other key employees of the Company and its subsidiaries as may be designated as Participants by the Company’s Chief Executive Officer; provided that participation in the Plan shall be determined by the Committee for any executive officer of the Company.

5.	PERFORMANCE-BASED AWARDS

(a) Award Terms and Limits.  The Committee is authorized to grant Awards to Participants on such terms and conditions as may be selected by the Committee consistent with the terms of this Plan, provided that (i) no Award with respect to any Covered Employee may exceed $3,500,000 for any particular calendar year and (ii) the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any Award.

(b) General Provisions Regarding Performance Goals.  The performance goals for Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be earned upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the Award becoming earned, and such determinations by the Committee may include degrees to which the Award becomes earned based on degrees of achievement of the applicable performance goals. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). Performance goals may differ for Awards granted to any one Participant or to different Participants. Notwithstanding any provision herein to the contrary, for Participants who are not Covered Employees with respect to a given year: (i) the Committee may establish criteria other than those listed in Section 5(c), including without limitation subjective criteria, and (ii) the Committee may apply discretion to either increase or decrease Award amounts.

(c) Authorized Performance Goals.  Performance goals for Awards established by the Committee shall be expressed as a specified target amount, target amount of growth, target rate of growth, or similar numerical goal, with respect to one or more of the following business criteria, by the Company on a consolidated basis, and/or (except for criteria relating to share price or per-share financial measures) by one or more specified business units, divisions, subsidiaries or business segments of the Company:

(i) net sales; sales of a particular product or line of products;

(ii) gross profit; ratio of gross profit to sales;

(iii) operating profit; ratio of operating profit to sales (in each case before or after taxes and before or after allocation of corporate overhead and bonuses);

(iv) net income; earnings per share;

(v) adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization);

(vi) cash flow from operations; free cash flow;

(vii) return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics;

(viii) share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index);

(ix) financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses(in each case either absolutely or in proportion to another financial statement item such as assets or sales); or

(x) implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (A) environmental, health and/or safety goals (including lost workday rates); (B) customer satisfaction; (C) inventory turns; (D) lead time; (E) on-time delivery; (F) purchase price index; (G) days sales outstanding; (H) quality; (I) research and development, (J) specific products/projects (including new product introductions); and (K) recruitment or retention of personnel

(d) Timing.  Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. No Awards will be made to Covered Employees until the Committee has approved that the performance goals have been met.

(e) Adjustments for Special Items.  The Committee may determine prospectively, at the time that goals under this Section 5 are established, whether or not to adjust any such goals during or after the fiscal year or other performance period to take into consideration and/or mitigate the impact of any gains or losses, reserves or other charges to earnings, accounting changes, acquisitions, dispositions and/or divestitures (“special items”), or if such special items were not foreseen or were not quantifiable at the time such goals were established, upon the occurrence of such special items, including any of the following that occur during a fiscal year or other performance period: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including asbestos claims and defense costs; (iii) Superfund environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization and restructuring programs; (vii) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; and (ix) foreign exchange gains and losses.

(f) Adjustments for Job Changes.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee; provided that no such adjustment shall be applied to Awards to Covered Employees, except to the extent the Committee exercises such negative discretion as is permitted under Section 162(m) of the Code.

(g) Intent to Comply with Section 162(m).  It is the intent of the Company that Awards under this Plan granted to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Plan, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	IMPACT OF TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

(a) Impact of Termination of Employment.  In the event a Participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily during a fiscal year or other applicable performance period, any outstanding Award for the Participant will be forfeited. In the event of death, Permanent Disability or Retirement during a fiscal year or other applicable performance period, the Award will be paid on a pro rated basis to the Participant based on the actual performance determined after the end of such period. In the event of any termination of employment after the end of a fiscal year or other applicable performance period (including death, Permanent Disability, Retirement, voluntary termination or involuntary termination for any reason other than Cause), any Award for such period will be determined based on actual performance and paid at the same time as Awards are paid to all other Participants.

(b) Impact of Change in Control.  In the event of a Change in Control, the Company shall pay to each Participant for the fiscal year or other performance period then in effect an interim lump-sum cash payment (the “CIC Payment”) within 30 days following the occurrence of the Change in Control. The amount of the CIC Payment shall equal the greater of (A) the Participant’s target Award for such period or (B) the amount of the actual Award paid to the Participant for the most recently completed fiscal year or other performance period, such amount multiplied by a fraction in which (x) the numerator is the number of months, including fractional months, that have elapsed during the applicable fiscal year or other performance period through the occurrence of the Change in Control and (y) the denominator is the total number of months in the applicable fiscal year or other performance period. The CIC Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any CIC Payment made shall be offset against any later payment required under the terms of the Plan for the fiscal year or other performance period in which the Change in Control occurs. Notwithstanding the foregoing, unless otherwise required by law, in no event shall a Participant be required to refund to the Company, or have offset against any other payment due the Participant from or on behalf of the Company, all or any portion of the CIC Payment.

7.	MISCELLANEOUS

(a) Effective Date.  The Plan shall be effective as of January 1, 2011, subject to approval by the shareholders of the Company at the 2011 annual shareholders’ meeting. Any Award made under the Plan prior to the 2011 annual shareholders’ meeting shall be subject to shareholder approval of the Plan at the 2011 annual shareholders’ meeting to the extent necessary to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If for any reason the shareholders of the Company do not approve the Plan at the

2011 annual shareholders’ meeting, the Plan shall immediately terminate and no Awards shall be made under the Plan. Subject to its approval by the shareholders, the Plan shall remain effective until the first annual meeting of shareholders held in 2016, subject to any further shareholder approvals (or re-approvals) mandated for “qualified performance-based compensation” under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

(b) Plan Amendment and Termination.  The Board may modify, suspend or terminate the Plan at any time; provided, however, that any such amendment is subject to approval by the shareholders of the Corporation to the extent necessary to satisfy the requirements of Section 162(m) of the Code.

(c) Effect of Award on Other Employee Benefits.  By acceptance of participation in this Plan, each Participant agrees that his or her Award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except that payments made under this Plan shall be included in the employee’s compensation for purposes of the Company’s qualified and nonqualified retirement plans to the extent provided in such plans.

(d) No Right to Continued Employment or Additional Awards.  The receipt of an Award shall not give the Participant any right to continued employment, and the right and power to dismiss any Participant from his or her employment is specifically reserved to the Company. In addition, the receipt of an Award with respect to any fiscal year or other performance period shall not entitle the Participant to an Award with respect to any subsequent fiscal year or other performance period.

(e) Withholding Taxes.  The Company shall have the right to deduct from all payments under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

(f) Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, other than the conflict of law provisions thereof.

(g) Recovery of Compensation in Certain Circumstances.  Notwithstanding any other provision of this Plan, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to any Award to the extent required by and otherwise in accordance with applicable law and any Company policies.

CRANE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card 1234 5678 9012 345

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1. Election of Directors:

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Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Central Time on April 18, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/cr • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4, and FOR ANNUAL frequency of say-on-pay voting by shareholders. 01 - E. Thayer Bigelow (term expiring 2014) 02 — Philip R. Lochner, Jr. (term expiring 2014) 03 - Ronald F. McKenna (term expiring 2014) 1. Election of Directors: For Against Abstain 2. Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2011. For Against Abstain 3. Approval of Annual Incentive Plan. For Against Abstain For Against Abstain For Against Abstain C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Non-Voting Items Change of Address — Please print new address below. 1 Yr 2 Yrs 3 Yrs Abstain 5. Say When on Pay — An advisory vote on approval of the frequency of shareholder votes on executive compensation. For Against Abstain 4. Say on Pay — An advisory vote on approval of executive compensation.

INVESTOR INFORMATION Visit our web site at www.craneco.com where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site. You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released. You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327). ELECTRONIC DELIVERY OF PROXY MATERIALS Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor. You can locate your account number on your stock certificate, dividend check or plan statement. Annual Meeting of Shareholders April 18, 2011 This Proxy is Solicited on Behalf of the Board of Directors. The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2011 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 18, 2011 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by April 11, 2011 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposals 2, 3 and 4, and FOR ANNUAL frequency of say-on-pay voting by shareholders. Proxy — Crane Co. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._